SEC File # 333-172375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment #1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PANEX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	1000	00-0000000
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland

Telephone: +41 7887 96966
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Agent for Service:
Mr Klaus Eckhof
Panex Resources Inc.
Coresco AG
Level 3
Gotthardstrasse 20, 6304
Zug, Switzerland
Telephone: +41 7887 96966
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:	[X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Larger accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ X ]

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EXPLANATORY NOTE

This post-effective amendment #1 amends a registration statement on Form S-1/A (No. 333-172375) originally relating to an aggregate 68,240,623 shares of class common stock with no par value per share as listed below. That registration statement was declared effective by the Securities and Exchange Commission on January 11, 2012.  The purpose of this post-effective amendment #1 is to update the Form S-1/A #4 filed on December 20, 2011 and the information set forth in the prospectus in that registration statement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock ($0.001 par value), to be registered by issuer	30,000,000 shares	$0.08	$2,400,000	$278.64
Shares of common stock ($0.001 par value), to be registered by selling stockholders	38,240,623 shares	$0.08 [1]	$3,059,250[1]	$355.18
Total	-	-	$5,459,250	$633.82

[1] Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. Panex and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Dated ◆, 2012

Prospectus
PANEX RESOURCES INC.
30,000,000 shares of common stock
and
38,240,623 shares of common stock

Panex Resources Inc. (“Panex”) is offering up to 30,000,000 shares of common stock on a self-underwritten basis.  The offering price is $0.08 per share and the maximum amount to be raised is $2,400,000.  Panex intends to offer up to a maximum of 30,000,000 shares through its president and sole director to investors, outside the United States.  There will be no underwriter or broker/dealer involved in the transaction and there will be no commissions paid to any individuals from the proceeds of this sale.  Mr Klaus Eckhof, the president and sole director of Panex, intends to sell the shares directly.  The intended methods of communication include, without limitations, telephone and personal contact.  See “Plan of Distribution” for more information.

The offering by Panex is being conducted on a best efforts basis.  There is no minimum number of shares required to be sold by Panex.  All proceeds from the sale of these shares will be delivered directly to Panex and will not be deposited in any escrow account.  If the entire 30,000,000 shares of common stock are sold, Panex will receive gross proceeds of $2,400,000 before expenses of approximately $46,000.  Panex plans to complete or terminate this offering by that date not exceeding 180 days following the effective date of this registration.  No assurance can be given on the number of shares Panex will sell or even if Panex will be able to sell any shares.

Panex’s shares of common stock are currently quoted on the Pink Sheets OTCQB under the symbol “OTCQB:DBGF”.  On April 28, 2012, the closing sale price of Panex’s shares of common stock was $0.08.

Panex is also a “shell” company as defined by the Securities and Exchange Commission (“the “SEC”) as a result of only having nominal operations and nominal assets.

In addition, this prospectus relates to the resale of up to 38,240,623 shares of common stock by selling stockholders.  The selling stockholders will sell their shares at a price range between $0.09 to $0.15 until Panex’s shares of common stock are quoted on a national securities or a quotation system, such as the OTCBB, and, thereafter, at prevailing market prices or privately negotiated prices.  The selling stockholders will offer their shares for sale for a period not to exceed 180 days following the effective date of this registration statement.  Panex will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  However, Panex will pay for the expenses of this offering and the selling stockholders’ offering, except for any selling stockholder’s legal or accounting costs or commissions.

This investment involves a high degree of risk.  See “Risk Factors” beginning on page 8 for a discussion of certain risk factors and uncertainties you should carefully consider before making a decision to purchase any shares of Panex’s common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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You should rely only on the information contained in this prospectus. Panex has not authorized anyone to provide you with information different from that contained in this prospectus.  Panex and the selling stockholders are offering to sell shares of Panex’s common stock and seeking offers to buy shares of Panex’s common stock only in jurisdictions where such offers and sales are permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Panex’s business, financial condition, results of operations and prospects may have changed since that date.

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Prospectus Summary

The following is a summary of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus.  Prospective investors are urged to read this prospectus in its entirety.

Panex is an exploration stage company engaged in the acquisition and exploration of mineral properties.  From the time of its incorporation in 2004 to early 2008, Panex was actively engaged in the exploration of various mineral projects, prospective for gold, silver and copper.  A combination of limited exploration success and a dwindling of its working capital meant that Panex had to withdraw from all its exploration projects. Panex is also a “shell” company as defined by the SEC as a result of only having nominal operations and nominal assets.  Panex’s plan of operations is to conduct mineral exploration activities on mineral properties in order to assess whether these claims possess commercially exploitable mineral deposits.  Panex’s exploration program will be designed to explore for commercially viable deposits of base, precious and bulk commodity minerals, such as gold, silver, lead, barium, mercury, copper, and zinc minerals.

During the next 12 months, management’s objective is to recapitalize Panex, raise new capital and seek new investment opportunities in the mineral sector.  Panex is seeking a viable business opportunity through acquisition, merger or other suitable business combination method, with a focus on undervalued mineral properties for eventual acquisition.  Panex intends to concentrate its acquisition efforts on mineral properties or mineral exploration businesses that management believes to be undervalued or that management believes may realize a substantial benefit from being publicly owned.

On September 27, 2010, Panex changed its name from “De Beira Goldfields Inc.” to “Panex Resources Inc.”  At that time management wanted to expand the Company’s focus and identify and assess new projects for acquisition purposes that were more global in nature and believed that the name change would result in the Company having a name that more accurately reflected the new focus of its business.  The name change has not yet had an impact on Panex’s business operation as a result of Panex not yet identifying a new project for acquisition.

The accompanying financial statements have been prepared assuming Panex will continue as a going concern.  As discussed in Note 1 to the financial statements, Panex has not generated any cash flow from operations and has accumulated losses since inception.  These factors raise substantial doubt about Panex’s ability to continue as a going concern.  Panex is in the exploration stage and to date has not generated any revenue.  In an exploration stage company, management devotes most of its activities to acquiring and exploring mineral properties.  The financial statements have been prepared on a going concern basis, which implies that Panex will continue to realize its assets and discharge its liabilities in the normal course of business.  Panex is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future.  There is no guarantee that Panex will be able to raise any equity financing or generate profitable operations. As of February 29, 2012, Panex has accumulated losses of $12,842,165 since inception.  These factors raise substantial doubt regarding Panex’s ability to continue as a going concern.

To date Panex has raised $11,667,457 via offerings and shares for debt completed between March 2005 and February 2012.  The following table summarizes the date of offering, the price per share paid, the number of shares sold, and the amount raised for these eight offerings.

Closing Date of Offering	Price Per Share Paid	Number of Shares Sold	Amount Raised
22 March 2005	$0.001	300,000	$3,500
15 April 2005	$0.01	1,875,000	$18,750
30 June 2005	$0.05	500,000	$25,000
08 June 2006	$4.20	476,190	$2,000,000
30 August 2006	$2.00	1,250,000	$2,500,000
13 Nov 2006 – 28 Feb 2007	$0.80	7,632,500	$6,106,000
28 February 2009	$0.01	1,600,000	$16,000
19 October 2009	$0.01	4,000,000	$40,000
28 Feb 2009 – 7 January 2010 (1)	$0.01	17,350,000	$173,500
20 December 2010 (1)	$0.05	12,303,123	$615,156
24 February 2012 (1)	$0.02	8,477,553	$169,551

(1)  Shares issued for settlement of debt owed on various debts.

Since June 23, 2006, Panex has been subject to a cease trade order in British Columbia (Document No. 2006/06/23).  The British Columbia Securities Commission issued the order against the Company for failing to file the required technical report to support mineral resources and exploration targets disclosed in news releases disseminated in 2006.  The cease trade order continues to be in effect as of the date of this prospectus.  The cease trade order has no effect on Panex’s business as Panex does not operate in that jurisdiction nor on it’s trading on the Pink Sheets.  If the cease trade order were to have an impact or a negative effect on Panex’s trading on the Pink Sheets or its application for quotation on the OTCBB then Panex would apply to the British Columbia Securities Commission to have the cease trade order rescinded.

Name, Address, and Telephone Number of Registrant

Panex Resources Inc.
Coresco AG
Level 3
Gotthardstrasse 20, 6304
Zug, Switzerland
Telephone: +41 7887 96966

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The Offering

The following is a brief summary of this offering.

Securities being offered to new and current investors:	Up to a maximum of 30 million shares of common stock with no minimum purchase.
Securities being offered by selling stockholders:	38,240,623 shares of common stock (These shares are being registered by Panex for resale on behalf of existing stockholders.)
Offering price:	$0.08 per share
Offering period:	Both the shares being offered by Panex and by the selling stockholders will be offered for a period not to exceed 180 days following the effective date of this registration statement.
Net proceeds to Panex (assuming that all shares are sold):	Up to a maximum of $2,354,000 (if all 30,000,000 shares offered by Panex are sold)
Use of proceeds:
Fund ongoing operations, pay accounts payable, and to pay for offering expenses, assess and evaluate possible new mineral project opportunities and, subject to acquiring any such new projects, to fund the exploration on such projects.

Number of shares outstanding before the offering:	87,827,461
Number of shares outstanding after the offering (assuming that all shares are sold):	117,827,461

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Summary Financial Information

The tables and information below are derived from Panex’s audited financial statements for the years-ended August 31, 2011 and 2010 and for the period ended February 29, 2012.  Panex had a working capital deficit of $998,140 and 1,345,415 as at August 31, 2011 and August 31, 2010, respectively and $935,081 as at February 29, 2012.

Financial Summary	August 31, 2011 (audited) $	August 31, 2010 (audited) $	February, 29, 2012 (unaudited) $
Cash	19,357	29,178	168,638
Total Assets	19,357	29,178	168,638
Total Liabilities	1,017,497	1,374,593	1,103,719
Total Stockholder’s Deficit	998,140	1,345,415	935,081

Statement of Operations	Accumulated From May 28, 2004 (Date of Inception) to August 31, 2011 (audited) $	For the Year Ended August 31, 2011 (audited) $	For the Year Ended August 31, 2010 (audited) $	For the Three Months Ended February 29, 2012 (unaudited) $	For the Six Months Ended February 29, 2012 (unaudited) $
Revenue	−	−	−	−	−
Net Loss	12,543,413	299,498	213,860	277,059	298,752
Net Loss per Share	*	*	*	*	*

* Amount is less than $(0.01) per share.

The book value of Panex’s outstanding common stock is ($0.01) per share as at February 29, 2012.

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Risk Factors

An investment in the common stock of Panex involves a number of very significant risks.  You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating Panex and its business before purchasing shares of Panex’s common stock.  Panex’s business, operating results and financial condition could be seriously harmed due to any of the following known material risks.  The risks described below are not the only ones facing Panex.  Additional risks not presently known to Panex may also impair its business operations.  You could lose all or part of your investment due to any of these risks.

Forward-looking Statements

This registration statement contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties.  Statements that are not historical facts, including statements about management’s beliefs and expectations, are forward-looking statements.  Forward-looking statements include statements preceded by, followed by, or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions.  These statements include, among others, statements regarding Panex’s current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of its business.  Forward-looking statements are only predictions and not guarantees of performance and speak only as of the date they are made.  Panex undertakes no obligation to update any forward-looking statement in light of new information or future events.

Management believes that the expectations, estimates and projections reflected in the forward-looking statements are based on reasonable assumptions when they are made and that the forward-looking statements in this registration statement are reasonable.  You should not place undue reliance on any forward-looking statement, as they are based on current expectations.  Future events and actual results may differ materially from those discussed in the forward-looking statements.  Factors that could cause actual results to differ materially from Panex’s expectations include, but are not limited to:

● ●
fluctuating prices of mineral resources, including gold, silver, lead, barium, mercury, copper, and zinc minerals, changes in federal or state laws and regulations to which Panex is subject, including tax, environmental, and employment laws and regulations,

● ● ● ● ● ●
conditions of the capital markets that Panex utilizes to access capital, the ability to raise capital in a cost-effective way,
the effect of changes in accounting policies, if any,
the ability of Panex to manage its growth,
the ability to control costs,
Panex’s ability to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002,

● ● ●
Panex’s ability to obtain governmental and regulatory approval of various expansion or other projects, changes in general economic conditions in the United States and changes in the industries in which Panex conducts its business, and the costs and effects of legal and administrative claims and proceedings against Panex.

For a more detailed discussion of these and other risks that may impact Panex’s business, see below.

Risks associated with Panex’s business:

1.                 Panex has incurred significant operating losses since inception and expects the losses will continue into the future.  If the losses continue Panex will have to suspend operations or cease operations.

Panex has no operating history upon which an evaluation of its future success or failure can be made.  Panex has incurred significant operating losses since inception and has limited financial resources to support it until such time that it is able to generate positive cash flow from operations.  Panex’s net loss from inception to February 29, 2012 $12,842,165.  See “Management Discussion and Analysis” on page 65 for more details.

Panex’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to (1) locate a profitable mineral property, (2) generate revenues from its planned business operations, and (3) reduce exploration costs.   Based upon current plans, Panex expects to incur operating losses in future periods.  This will happen because there are expenses associated with the research and exploration of any of Panex’s mineral properties to be identified and acquired in the future.  Panex cannot guarantee that it will be successful in generating revenues in the future.   Failure to generate revenues may cause Panex to suspend or cease operations.

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2.      Panex may not be able to continue as a going concern.

Panex’s independent auditors’ report on its financial statements as of August 31, 2011 includes an explanatory paragraph expressing substantial doubt about Panex’s ability to continue as a going concern.  As a result of this going concern modification in Panex’s auditor’s report on its financial statements, Panex may have a difficult time obtaining significant additional financing.  If Panex is unable to secure significant additional financing, Panex may be obligated to seek protection under the bankruptcy laws and its stockholders may lose their investment.  For additional explanation regarding management’s plans see Footnote #1 to the audited financial statements attached to this registration statement.

3.
Panex has no mineral property assets or mineral property interest and cannot guarantee that it will identify or acquire any mineral property assets or mineral property interests, nor if Panex acquires any mineral property assets or mineral property interests, can it guarantee that production on such a mineral property would be profitable.  If no mineral property assets or mineral property interests are acquired, Panex may have to cease operations.

Panex presently has no mineral property assets or mineral property interest in any mineral claim.  Panex has not identified any mineral properties to acquire and Panex cannot guarantee it will ever find any mineral properties.  Accordingly, Panex has no means of producing any income at this time.  Even if Panex acquires a mineral property asset or mineral property interest and finds that there are minerals on the mineral claims, Panex cannot guarantee that it will be able to recover any minerals for an ore reserve or generate any cash flow from that ore reserve.  Even if Panex recovers any minerals, it cannot guarantee that it will make a profit.

If Panex cannot acquire any mineral property assets or mineral property interests, or cannot find any minerals on such mineral properties, or it is not economical to recover the minerals from those mineral properties, Panex will have to cease operations.

4.
Panex does not have sufficient funds to acquire an interest in any mineral property or to complete a proposed mineral exploration program on a mineral property and as a result may have to suspend operations.

Any of Panex’s future mineral exploration programs will be limited and restricted by the amount of working capital that Panex has and is able to raise from financings.  Panex currently does not have sufficient funds to complete a proposed mineral exploration program on any mineral property.  As a result, Panex may have to suspend or cease its operations.

Panex’s current operating funds are less than necessary to complete the acquisition and consummation of an interest in a mineral property or a proposed mineral exploration program on any mineral property, and therefore Panex will need to obtain additional financing in order to acquire an interest in a mineral property and to complete a proposed mineral exploration program.  As of February 29, 2012, Panex had $168,638 in cash.  Panex currently does not have any operations and has generated no income to date.  A proposed mineral exploration program will call for significant expenses in connection with the exploration of the respective mineral property.  During the 12 months ending December 2012, it is estimated that Panex will need to raise additional capital of approximately $1.5 million to identify and acquire mineral property assets or mineral property interests and commence and complete any proposed mineral exploration programs (subsequent to February 29, 2012, and up to the date of this registration statement, Panex has not received any funding for additional capital).  Panex will also require additional financing if the costs of the proposed exploration programs are greater than anticipated.  Panex will require additional financing to sustain its business operations if Panex is not successful in generating revenues once exploration is complete.  Obtaining additional financing would be subject to a number of factors, including the market prices for minerals, investor acceptance of Panex’s mineral claims, and investor sentiment.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to Panex.  The most likely source of future funds presently available to Panex is through the sale of equity capital.  Any sale of share capital will result in dilution to existing stockholders.  The only other anticipated alternatives for the financing of a proposed mineral exploration program would be (1) the offering by Panex of an interest in a mineral property to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated, or (2) private loans.

5.	Panex may not have access to all of the supplies and materials it needs for any proposed mineral exploration program, which could cause Panex to delay or suspend operations.

Competition and unforeseen limited sources of supplies and contractors in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment, such as drill rigs, bulldozers and excavators, and labor that Panex might need to conduct a mineral exploration program on any mineral property assets or mineral property interests it acquires.  Panex has not attempted to locate or negotiate with any suppliers of products, equipment or materials.  Panex will attempt to locate products, equipment and materials after it acquires a mineral property asset or mineral property interest.  If Panex cannot find the products and equipment it needs for a proposed mineral exploration program, Panex will have to suspend the mineral exploration program until Panex can find the products and equipment it needs.

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6.      Panex’s profits, if any, may be negatively impacted by currency exchange.

Panex’s assets, earnings and cash flows my be influenced by a wide variety of currencies due to the possible geographic diversities of the countries in which Panex may operate or acquire its mineral property assets or mineral property interests.  Fluctuations in the exchange rate of those currencies may have a significant impact on Panex’s financial results.  The U.S. dollar is the currency in which the majority of Panex’s costs are denominated.  Operating costs are influenced by the currencies of those countries where Panex’s mineral properties may be located and also by those currencies in which the costs of imported equipment and services are determined.  The U.S. dollar and the Australian dollar are the most important currencies influencing Panex’s operating costs.  Given the dominant role of the U.S. currency in Panex’s affairs, the U.S. dollar is the currency in which Panex measures its financial performance.  It is also the currency for borrowing and for holding surplus cash.  Management does not generally believe that active currency hedging provides long-term benefits to Panex’s stockholders.  Management may consider currency protection measures appropriate in specific commercial circumstances, subject to strict limits established by Panex’s board of directors. Therefore, in any particular year, currency fluctuations may have a significant impact on our financial results.

7.	Panex’s foreign business operations are subject to and may be adversely affected by various political and economic factors in those foreign jurisdictions.

Panex may operate in countries that are subject to various political, economic and other uncertainties, including among other things, the risks of war and civil unrest, expropriation, nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.  In addition, if there is a dispute arising from foreign operations, Panex may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Australia.  Panex also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.  It is not possible for Panex to accurately predict such developments or changes in laws or policy or to what extent any such development or changes may have a material adverse effect on Panex’s business operations.

Risks associated with Panex’s industry:

8.	Because of the speculative nature of exploration of mineral properties, there is a substantial risk that Panex’s business will fail.

Exploration for minerals is a speculative venture necessarily involving substantial risk.  Any mineral property that Panex may acquire or obtain an interest in may not contain commercially exploitable reserves of minerals.  Also, the expenditures to be made by Panex in the exploration of the mineral properties may not result in the discovery of commercial quantities of minerals.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  In each such case, Panex would be unable to complete its business plan.

9.     Panex faces significant competition in the mineral exploration industry.

Panex competes with other mining and exploration companies possessing greater financial resources and technical facilities than Panex in connection with the acquisition of mineral exploration claims and other precious metals prospects and in connection with the recruitment and retention of qualified personnel.  There is significant competition for the limited number of mineral acquisition opportunities and, as a result, Panex may be unable to acquire an interest in attractive mineral exploration properties on terms it considers acceptable on a continuing basis.

10.	Government regulation or any change in such regulation may adversely affect Panex’s business.

Panex’s business could be adversely affected by new government regulation such as controls on imports, exports and prices, new forms or rates of taxation and royalties.  Panex’s business could also be adversely affected by regulatory inquiries or investigations into Panex’s business operations.

There are several governmental regulations that materially restrict the use of minerals.  Under the applicable legislation and regulations, to engage in certain types of exploration will require work permits, the posting of bonds, and the performance of remediation work for any physical disturbance to the mineral claims.  Also, to operate a working mine, the regulatory bodies that govern may require an environmental review process.

In addition, the legal and regulatory environment that pertains to the exploration of minerals is uncertain and may change. Uncertainty and new regulations could increase Panex’s costs of doing business and prevent Panex from exploring for mineral deposits.  This could also delay the growth in any potential demand for such mineral deposits and limit Panex’s ability to generate revenues.   In addition to new laws and regulations being adopted, existing laws may be applied to mining or mineral exploration that has not yet been applied.  These new laws may increase Panex’s cost of doing business with the result that its financial condition and operating results may be harmed.

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11.	Compliance with health, safety and environment regulations may impose burdensome costs and if compliance is not achieved Panex’s business and reputation may be detrimentally impacted.

The nature of the industries in which Panex operates means that its activities are highly monitored by health, safety and environmental groups.  As regulatory standards and expectations are constantly developing, Panex may be exposed to increased litigation, compliance costs and unforeseen environmental remediation expenses.

The search for valuable minerals involves numerous hazards.  As a result, Panex may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which Panex cannot insure or against which Panex may elect not to insure.  The payment of such liabilities may have a material adverse effect on Panex’s financial position.

Panex may continue to be exposed to increased operational costs due to the costs and lost worker’s time associated with the health and well-being of Panex’s workforce on its project areas.

Despite Panex’s best efforts and best intentions, there remains a risk that health, safety and/or environmental incidents or accidents may occur which may negatively impact Panex’s reputation and freedom or licence to operate.

12.	Panex may not be able to attract and retain qualified personnel necessary for the implementation of its business strategy and any proposed mineral exploration programs.

Panex’s future success depends largely upon the continued service of its sole board member and executive officers as its only qualified personnel.  The number of qualified personnel currently providing services to Panex may be insufficient for Panex to complete its plan of operation.  Panex’s lack of qualified personnel could negatively impact Panex’s ability to acquire a viable mineral property or mineral exploration business.

Panex’s success also depends on its ability to attract and hire qualified personnel, and when Panex hires any qualified personnel, to retain and motivate such qualified personnel.  Key personnel represent a significant asset, and the competition for these personnel is intense in the mineral exploration industry.  Panex may have particular difficulty attracting and retaining key personnel in initial phases of any proposed mineral exploration programs.  Panex does not maintain key person life insurance on any of its personnel.  The inability of Panex to attract and hire qualified personnel, and the loss of any of such qualified personnel once they are hired, could negatively impact Panex’s ability to complete any proposed mineral exploration programs.

13.	If Panex’s management is not able to commit sufficient time to the growth and development of Panex and its operations, Panex’s business operation may fail.

Currently Klaus Eckhof is able to devote approximately 25 hours per week and Ross Doyle is able to devote approximately 25 hours per week to Panex’s business operations.  Also, Panex has not adopted any policy regarding conflicts of interest that may arise between its business and the future business activities of its directors and executive officers.  There is a potential conflict of interest as a result of the sole director and the executive officers having associations with other mineral exploration companies.  If Mr Eckhof and Mr Doyle are not able to commit a sufficient amount of time to the growth and development of the business operations of Panex or if there is a conflict of interest or time commitment then, as a result, Panex’s operations will be negatively impacted and may fail.

14.
The base and precious mineral markets are volatile markets that have a direct impact on Panex’s revenues and profits and the market conditions will effect whether Panex will be able to continue its operations.

In order to maintain operations, Panex will in the future have to sell any minerals it finds on its project areas for more than it costs to mine those minerals.  The lower the price the more difficult it is to do this.  If Panex cannot make a profit it will have to cease operations until the price of the base or precious mineral increases or cease operations all together.  Because the cost to mine minerals is fixed, the lower the market price, the greater the chance that Panex’s operation will not be profitable and that Panex will have to cease operations.

In recent decades, there have been periods of both worldwide overproduction and underproduction of certain mineral resources.  Such conditions have resulted in periods of excess supply of, and reduced demand for these minerals on a worldwide basis and on a domestic basis.  These periods have been followed by periods of short supply of, and increased demand for these mineral products.  The excess or short supply of mineral products has placed pressures on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand.

The mining exploration and development industry may be sensitive to any general downturn in the overall economy or currencies of the countries to which the product is produced or marketed.  Substantial adverse or ongoing economic, currency, government or political conditions in various world markets may have a negative impact on Panex’s ability to operate profitably.

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Risks associated with Panex:

15.	This offering is on a best efforts basis with no minimum amount required to be raised and as a result Panex can accept your investment funds at anytime without any other investment funds being raised.

There is no minimum amount required to be raised before Panex can accept your investment funds.  The offering is based on a best effort with no stated minimum and, as a result, investment funds will not be placed in an escrow account pending the attainment of a minimum amount of proceeds.  Once your investment funds have been accepted by Panex, there will be no obligation to return your investment funds even though no other investment funds are raised.

16.	Any sale of a significant amount of Panex’s shares of common stock into the public market may depress Panex’s stock price.

Management currently owns 2,691,838 shares of common stock, which represent 3.06% of the 87,827,461 issued and outstanding shares of common stock of Panex.  All of management’s shares are restricted from trading.  Management is not registering any of its shares for resale in this registration and no shares have been previously registered for resale by any management as a selling stockholder.  Currently, there are 36,520,000 shares of common stock of Panex that are freely tradeable.  The remaining 51,307,461 shares of common stock are restricted from trading.  If all the shares offered are subscribed for, there will be 117,827,461 shares of common stock outstanding, of which 104,760,623 shares of common stock will be free trading, including the 38,240,623 shares of common stock being offered by the selling stockholders in this registration statement.

In the future, management may sell in the future common stock into the public market over relatively short periods of time subject to Rule 144.  Any sale of a substantial amount of Panex’s common stock in the public market by management may adversely affect the market price of Panex’s common stock.  Such sales could create public perception of difficulties or problems with Panex’s business and may depress Panex’s stock price.

The selling stockholders are offering 38,240,623 shares of Panex’s common stock through this prospectus, and shares sold by the selling stockholders at a price below the current market price at which the common stock is trading may cause that market price to decline.  Moreover, the offer or sale of large numbers of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent approximately 43.54% of the common shares currently outstanding.

17.      Subscribers to this offering will suffer immediate and substantial dilution.

Subscribers of the shares of common stock offered will suffer immediate and substantial dilution.  As a result, you will pay a price per share that substantially exceeds the value of Panex’s assets after subtracting its liabilities.  Even, if all shares of the offering are subscribed for, the amount of immediate dilution from the public offering price, which will be absorbed by the subscribers, will be almost $0.07 per share.  See “Dilution” on page 18 for more information.

18.      Panex is a “shell company” and as a result stockholders owning restricted shares will not be able to sell any of those shares until the shares are registered or Panex ceases to be a “shell company”.

Since Panex is classified as a “shell company” then Rule 144 is not available to the stockholders of Panex and they are not able to sell their shares until Panex is no longer classified as a “shell company” or the shares are registered.  Stockholders will only be able to rely on Rule 144 and to sell their shares (a) once the shares are registered or (b) one year after Panex ceases to be a “shell company and files the required information.  As a result of the “shell company” trading restrictions, there are currently no shares of Panex’s common stock that can be sold pursuant to Rule 144.  See “Rule 144 Shares” on page 35 for more information.

19.      Panex does not expect to pay dividends in the foreseeable future.

Panex has never paid cash dividends on its shares of common stock and has no plans to do so in the foreseeable future.  Panex intends to retain earnings, if any, to develop and expand its business operations.

20.	If Panex fails to maintain an effective system of internal controls, Panex may not be able to accurately report its financial results or to prevent fraud.

The United States Securities and Exchange Commission, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company's internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of Panex’s internal controls over financial reporting.  Panex has had these internal controls in effect since inception.  As of August 31, 2011, management concluded that Panex’s internal controls over its financial reporting are not effective.  Furthermore, during the course of the evaluation, documentation and attestation, Panex identified deficiencies relating to segregation of duties that management has not yet remediated.  If Panex fails to achieve and maintain the adequacy of its internal controls, Panex may not be able to conclude that it has effective internal controls, on an ongoing basis, over financial reporting in accordance with the Sarbanes-Oxley Act.  Moreover, effective internal controls are necessary for Panex to produce reliable financial reports and are important to help prevent fraud.  As a result, Panex’s failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm its business and negatively impact the trading price of its common shares.  Furthermore, Panex has incurred, and anticipates that it will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Page - 12

21.
 Panex’s common stock is subject to the “penny stock” rules of the SEC and the trading market in Panex’s securities is limited, which makes transactions in Panex’s stock cumbersome and may reduce the value of an investment in Panex’s stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to Panex, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

▪	that a broker or dealer approve a person’s account for transactions in penny stocks; and
▪	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:
▪	obtain financial information and investment experience objectives of the person; and
▪
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:
▪	sets forth the basis on which the broker or dealer made the suitability determination; and
▪	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of Panex’s common stock and cause a decline in the market value of Panex’s common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Use of Proceeds

The following table indicates the use of proceeds based on the percentage of the financing that is successfully sold.
	Sale of 100%	Sale of 80%	Sale of 60%	Sale of 40%	Sale of 20%
Gross Proceeds	$2,400,000	$1,920,000	$1,440,000	$960,000	$480,000
Number of Shares Sold	30,000,000	24,000,000	18,000,000	12,000,000	6,000,000
Less expenses of offering:
Legal and Registration Fees	$30,500	$30,500	$30,500	$30,500	$30,500
Accounting and Auditing	$10,000	$10,000	$10,000	$10,000	$10,000
Electronic Filing and Printing	$2,500	$2,500	$2,500	$2,500	$2,500
Transfer Agent	$3,000	$3,000	$3,000	$3,000	$3,000
Net Proceeds	$2,354,000	$1,874,000	$1,394,000	$914,000	$434,000
Use of net proceeds
Payment of Accounts Payable, Loans & Borrowings	$900,000	$750,000	$500,000	$400,000	$234,000
Exploration expenditure (includes assessment and evaluation of new projects) *	$1,254,000	$924,000	$694,000	$314,000	-
Working Capital	$200,000	$200,000	$200,000	$200,000	$200,000
* - further analysis and commentary provided below

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Analysis of Financing Scenarios

After deducting $46,000 for estimated offering expenses including legal and registration fees, accounting and auditing, electronic filing and printing, and transfer agent, the net proceeds from this offering may be as much as $2,354,000, assuming all 30 million shares are sold.  However, there can be no assurance that any of these shares will be sold.  Panex will use the proceeds to assess and evaluate possible new mineral project opportunities and, subject to acquiring any such new projects, to fund the exploration on such projects.

Exploration expenditure

As explained elsewhere in this registration statement, it is Panex’s preferred strategy to secure interests in mineral projects (upon completion of the identification and evaluation phase) through farm-in arrangements.  Such arrangements, if successfully negotiated, would mean that Panex will not incur any upfront acquisition costs but would instead be able to devote the funds raised under this offer to exploration activities on the ground.  In chronological order, Panex’s plan for exploration expenditure is as follows:

	Sale of 100% ($)	Sale of 80% ($)	Sale of 60% ($)	Sale of 40% ($)	Sale of 20% ($)
Funds available for Exploration expenditure from the above table	1,254,000	924,000	694,000	314,000	-
Identification and due diligence phase:
- desktop studies, data review and geological assessment	75,000	75,000	75,000	75,000	-
- on-site geological assessment including travel and accommodation	150,000	150,000	150,000	150,000	-
- accounting, commercial and legal due diligence	25,000	25,000	25,000	25,000	-

Negotiation phase for Panex to conclude contractual arrangements:
- legal and professional fees	25,000	25,000	25,000	25,000	-

On-ground exploration activity phase:
- mineral permits rents and license fees	20,000	20,000	20,000	20,000
- detailed data review / evaluation	50,000	50,000	50,000	-	-
- surveying and geophysics	100,000	100,000	100,000	-	-
- geochemical analysis	200,000	200,000	200,000	-	-
- drilling and assaying	600,000	275,000	-	-	-

Contingency and general	9,000	4,000	49,000	19,000

Total	1,254,000	924,000	694,000	314,000	-

If only a portion of the offering is completed, the funds will be prorated accordingly.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by Panex.  To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available.  Conversely, any amounts not expended as proposed will be used for general working capital.  Panex will amend the registration statement by post-effective amendment if there are any material changes to the use of proceeds as described above.

The exploration expenditures include costs of assessing, evaluating, and, subject to acquiring mineral interests, exploring mineral properties.  The exploration expenditure breakdown above is based on the usual model for methodical and systematic exploration of mineral properties.  However, the exact nature of the properties that the Company acquires will determine the exploration techniques employed and the actual funds expended.  For example if Panex successfully negotiates a relatively advanced exploration project with existing drill targets then it may be able to proceed directly to a drill program without having to conduct geophysical and geochemical programs. It is anticipated that in the early phases of exploration activity described in the table above, most of the work will be carried out by external consultants and contractors.  As activities progress, the Company will give consideration to hiring employees and will thereafter conduct its activities with a mix of employees and external contractors.

A portion of the net proceeds will be used to repay debt.  The debt is in the form of demand loans that attract an interest rate of 8% per annum, but no interest payments are due until payment for the full amount of the principal and accrued interest is demanded.  The debt has no specific maturity date and the lenders have agreed that they will make no demands for repayment.  Panex can repay this debt at its discretion from the proceeds of any financing.  The proceeds from the debt were used primarily to fund the cost of undertaking exploration activities at the time when Panex still had mineral interests.

Page - 14

Working capital is the cost related to operating Panex’s office.  It is comprised of telephone service, mail, stationery, administrative salaries, accounting, acquisition of office equipment and supplies, and expenses of filing reports with the SEC, which Panex has estimated at a minimum of $200,000 for one year.  Should greater amounts of equity capital be raised under this offering, Panex will be able to expend greater funds on assessing, evaluating and exploring mineral projects. .

Panex will not receive any proceeds from the sale of shares of Panex’s common stock being offered by the selling stockholders.  If Panex fails to sell sufficient shares of common stock to cover the expenses of this offering, Panex will use existing working capital to pay all offering expenses.

Determination of Offering Price

The offering price was determined by using a number of factors.  Management considered the price of the most recent financing. Additionally, management estimated the cost of this offering plus the amount Panex needs to operate its business for the next 12 months.  Management determined the offering price by assessing Panex’s capital requirements against the price management thinks investors are willing to pay for Panex’s common stock.  Management has arbitrarily determined the public offering price of the shares of common stock at $0.08 per share, and in making such a determination considered several factors, including the following:

▪	prevailing market conditions, including the history and prospects for the industry in which Panex competes;
▪	Panex’s lack of business history;
▪	the proceeds to be raised by the offering;
▪	Panex’s capital structure; and
▪	Panex’s future prospects.

Therefore, the public offering price of the shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future.  Additionally, because Panex has no significant operating history and has not generated any revenues to date, the price of its shares of common stock is not based on past earnings, nor is the price of the shares of common stock indicative of current market value for any assets owned by Panex.  No valuation or appraisal has been prepared for Panex’s business and potential business expansion.  You cannot be sure that a public market for any of Panex’s securities will develop and continue or that the shares of common stock will ever trade at a price higher than the offering price in this offering.

Panex is also registering for resale on behalf of selling stockholders up to 38,240,623 shares of common stock.  The shares of common stock offered for resale may be sold in a secondary offering by the selling stockholders by means of this prospectus.  Panex will not participate in the resale of shares by selling security holders.

Dilution

The shares offered for sale by the selling stockholders are already issued and outstanding and, therefore, do not contribute to dilution.  “Dilution” means the difference between Panex’s public offering price ($0.08 per share) and its proforma net tangible book value per share after implementing this offering and accounting for the cost of the offering.  Prior to this offering, Panex had 87,827,461 shares of common stock issued and outstanding as of February 29, 2012. Net tangible book value per share is determined by dividing Panex’s tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding at February 29, 2012.  The net tangible book value of Panex as of February 29, 2012 was ($935,081) or ($0.01) per share.

The following table will show the net tangible book value of Panex’s shares both before and after the completion of this offering for 20%, 40%, 60%, 80%, and 100% subscription rates.

Public offering price per share	$0.08	$0.08	$0.08	$0.08	$0.08
Net tangible book value per share before offering (February 29, 2012)	$(0.0106468)	$(0.0106468)	$(0.0106468)	$(0.0106468)	$(0.0106468)
Proforma net tangible book value per share after offering	$(0.0053405)	$(0.0002112)	$0.0043365	$0.0083961	$0.01204233
Increase per share attributable to public investors	$0.0053063	0.0104356	$0.0149833	$0.0190429	$0.0226891
Dilution per share to public investors	$0.0853405	$0.0802112	$0.0756635	$0.0716039	$0.0679577

Even, if all shares of the offering are subscribed for, the amount of immediate dilution from the public offering price, which will be absorbed by the subscribers, will almost be $0.07 per share.

Page - 15

Selling Stockholders

The selling stockholders named in this prospectus are offering all of their 38,240,623 shares of the common stock offered through this prospectus.  The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of Panex’s common stock held by each of the selling stockholders, including:

1.	the number of shares owned by each before the offering;
2.	the total number of shares that are to be offered for each;
3.	the total number of shares that will be owned by each upon completion of the offering; and
4.	the percentage owned by each upon completion of the offering.

Name of Selling Stockholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Stockholder’s Account	Date Shareholder Obtained Shares	Total Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete
Marc Aerni	10,000	10,000	30 November 2006	Nil	Nil
Amalgamation Sale & Takeover Consultants Pty Ltd (1)	878,020	878,020	20 December 2010	Nil	Nil
Hans Werner Biener	393,720	393,720	20 December 2010	Nil	Nil
Cadden Nominees Pty Ltd ATF The C J Carson Family Trust (2)	25,000	25,000	2 January 2007	Nil	Nil
Cadden Nominees Pty Ltd ATF The Carson Family Superannuation Fund (3)	10,000	10,000	2 January 2007	Nil	Nil
Judy Calcei	10,000	10,000	2 January 2007	Nil	Nil
Carrington International Ltd (4)	4,000,000	4,000,000	1,000,000 2 January 2007 3,000,000 19 October 2009	Nil	Nil
Robert Chanson	20,000	20,000	30 November 2006	Nil	Nil
Victor Dario	3,350,000	3,350,000	100,000 28 February 2007 3,250,000 28 February 2009	Nil	Nil
Rodney Paul Davies	350,000	350,000	19 October 2009	Nil	Nil
Andrew Robert Dinning	1,060,000	1,060,000	60,000 2 January 2007 1,000,000 28 February 2009	Nil	Nil
EL & A Ltd (5)	4,000,000	4,000,000	28 February 2009	Nil	Nil
Marcel Ewald	40,000	40,000	30 November 2006	Nil	Nil
ISI Nominees Limited (6)	1,000,000	1,000,000	25 January 2007	Nil	Nil
Paul Mario Jurman	12,500	12,500	2 January 2007	Nil	Nil
Helmut Kuenne	100,000	100,000	28 February 2009	Nil	Nil
Mark Calderwood ATF Mark Calderwood Family Trust	30,000	30,000	2 January 2007	Nil	Nil
Macfac Pty Ltd (7)	1,353,683	1,353,683	20 December 2010	Nil	Nil
Mare GmbH (8)	3,115,880	3,115,880	20 December 2010	Nil	Nil
Mediainvest GmbH (9)	3,115,880	3,115,880	20 December 2010	Nil	Nil
Kurt Monhart	50,000	50,000	30 November 2006	Nil	Nil
Michael Montgomery	330,060	330,060	20 December 2010	Nil	Nil
Daniel Muhlemann	50,000	50,000	30 November 2006	Nil	Nil
PG & SM Lloyd <The Lloyd Superannuation Fund Account> (10)	25,000	25,000	2 January 2007	Nil	Nil
Rachel Louise Pearl	500,000	500,000	28 February 2009	Nil	Nil
Lars Michael Pearl	5,250,000	5,250,000	3,250,000 28 February 2009 2,000,000 19 October 2009	Nil	Nil
Geoffrey Pearl	500,000	500,000	29 May 2009	Nil	Nil
Redbridge Minerals (Overseas) Ltd. (11)	1,000,000	1,000,000	19 October 2009	Nil	Nil
Manuela Reitmeier	3,115,880	3,115,880	20 December 2010	Nil	Nil
Mrs Alla Skripnikova	15,000	15,000	2 January 2007	Nil	Nil
Friedrich Staudt	3,000,000	3,000,000	2,000,000 28 February 2009 1,000,000 29 May 2009	Nil	Nil
Ursula S. Ulrich	50,000	50,000	30 November 2006	Nil	Nil
Eugen Weinberg	200,000	200,000	30 November 2006	Nil	Nil
Wth Beteiligungsgesellschaft mbH (12)	80,000	80,000	30 November 2006	Nil	Nil
Eckhard Wucherer	200,000	200,000	30 November 2006	Nil	Nil
Karin Zoellmer	1,000,000	1,000,000	7 January 2010	Nil	Nil
Total	38,240,623	38,240,623		0	0
(1)	Mr Reginald Norman Gillard is the beneficial owner of Amalgamation Sale & Takeover Consultants Pty Ltd and is a former officer and director of Panex.
(2)	Mr Colin John Carson is the beneficial owner of Cadden Nominees Pty Ltd ATF the C J Carson Family Trust.
(3)	Mr Colin John Carson is the beneficial owner of Cadden Nominees Pty Ltd ATF the Carson Family Superannuation Fund.
(4)	Dr. Georg H. Schnura is the beneficial owner of Carrington International Ltd.
(5)	Mr Thomas Mueller-Kakrecha is the beneficial owner of EL & A Ltd.
(6)	Juerg Walker and Arne Helios are the beneficial owners of ISI Nominees Limited.
(7)	Andrew McIlwain is the beneficial owner of Macfac Pty Ltd.
(8)	Alois Schmalhofer is the beneficial owner of Mare GmbH.
(9)	Kurt Ibl is the beneficial owner of Mediainvest GmbH.
(10)	Paul Geoffrey Lloyd and Sharon Marie Lloyd are the beneficial owners of PG & SM Lloyd <The Lloyd Superannuation Fund Account>.
(11)	Agustin Gomez de Segura is the beneficial owner of Redbridge Minerals (Overseas) Ltd.
(12)	Mrs. Katrin Siebholz and Dr Dietmar Siebholz are the beneficial owners of Wth Beteiligungsgesellschaft mbH.

To the best of Panex’s knowledge and belief, (a) all of the shares of common stock are beneficially owned by the registered stockholders; (b) none of the selling stockholders has held any position or office with Panex, except as specified in the above table, (c) none of the selling stockholders had or have any material relationship with Panex; (d) the registered stockholders each have the sole voting and dispositive power over their shares; (e) there are no voting trusts or pooling arrangements in existence; (f) no group has been formed for the purpose of acquiring, voting or disposing of the security; (g) none of the selling stockholders are broker-dealers or affiliates of a broker-dealer; and (h) all of the selling stockholders acquired their shares in a non-public offering that satisfied the provisions of Regulations S.  Each of these selling stockholders also agreed, as set out in their respective subscription agreements and as evidenced by the legend on their respective share certificates, that they would not, within one year after the original issuance of those shares, resell or otherwise transfer those shares except pursuant to an effective registration statement, or outside the United States in an offshore transaction in compliance with Rule 904, or pursuant to any other exemption from registration pursuant to the Securities Act, if available.

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Plan of Distribution

This is a self-underwritten offering.  In general Panex will have two types of shares that will be available for distribution:

1.	New shares related to its Public Offering.
2.	Non-affiliate shares owned by selling stockholders.

New Shares Related to Panex’s Public Offering

Panex will attempt to sell a maximum of 30,000,000 shares of common stock to the public on a self-underwritten basis at an offering price of $0.08 per share.  Panex’s gross proceeds will be $2,400,000 if all the shares offered are sold.  Since this offering is conducted as a self-underwritten offering, there can be no assurance that any of the shares will be sold.  If Panex fails to sell all the shares it is trying to sell, its ability to implement its business plan will be materially affected, and you may lose all or substantially all of your investment.  There is no minimum number of shares of common stock that must be sold on behalf of Panex in order to accept funds and consummate investor purchases.  Klaus Eckhof, the president and sole director of Panex, will sell the shares and intends to offer them directly to friends, family members and acquaintances.  The intended methods of communication include, without limitations, telephone and personal contact.  Neither Panex nor Mr Eckhof, nor any other person, will pay commissions or other fees, directly or indirectly, to any person or firm in connection with solicitation of the sales of the shares.

Panex will sell the shares in this offering through Mr Eckhof, its president and sole director.  Mr Eckhof will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which persons associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.  The conditions are that;

1.	The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2.	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of their participation, an associated person of a broker/dealer;

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr Eckhof is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer.  Mr Eckhof is and will continue to be Panex’s president and its sole director at the end of the offering.  Mr Eckhof has not been during the last 12 months, and is currently not, a broker/dealer or associated with any broker/dealer.  Mr Eckhof has not during the last 12 months, and will not in the next 12 months, offer or sell securities for another issuer.

Mr Eckhof is fully aware of the provisions of Rule 3a4-1 under the Exchange Act and will conduct this offering in accordance with Rule 3a4-1, and will rely upon this rule.  Should Mr Eckhof conduct this offering in any way that violates Rule 3a4-1, both Mr Eckhof and Panex could be subjected to enforcement proceedings, fines and sanctions by the Securities and Exchange Commission and by the regulatory authorities of any state or province in which Panex’s securities are offered.

Mr Eckhof, as well as management and all current stockholders, may purchase securities in this offering upon the same terms and conditions as public investors.  If any purchase by a current stockholder triggers a material change, Panex would promptly file a post effective amendment to this registration statement.  Any of these purchasers would be purchasing Panex’s shares of common stock for investment and not for resale.

No broker or dealer is participating in this offering.  If, for some reason, Panex’s directors and stockholders were to determine that the participation of a broker or dealer is necessary, this offering will be promptly amended by a post effective amendment to disclose the details of this arrangement, including the fact that the broker or dealer is acting as an underwriter of this offering.  This amendment would also detail the proposed compensation to be paid to any such broker or dealer.  The post effective amendment would also extend an offer of rescission to any investors who subscribed to this offering before the broker or dealer was named.  In addition to the foregoing requirements; Panex would be required to file any such amendment with the Corporate Finance Department of the Financial Industry Regulatory Authority and to obtain from them a “no objection” position from that organization on the fairness of the underwriting compensation.  Panex would also have to amend, as applicable, its filings at the state and provincial level.

Page - 17

Offering Period and Expiration Date

The offering will remain open for a period of 180 days from the date Panex is legally allowed to commence selling shares based on this prospectus, unless the entire gross proceeds are earlier received or Panex decides, in its sole discretion, to cease selling efforts.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must

1.	complete, sign and deliver a subscription agreement in the form attached as Exhibit 99.1, and

2.	deliver a check or certified funds to “Panex Resources Inc.” for acceptance or rejection.

All checks for subscriptions must be made payable to “Panex Resources Inc.”.

Right to reject subscriptions

Panex has the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by Panex to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after Panex receives them by contacting the subscriber via telephone.  If Panex receives an offer on a Friday, Panex will confirm its acceptance or rejection of the subscription by telephone over the weekend to comply with the 48 hours commitment.  Within 10 days of accepting a subscription Panex will deliver via courier to the subscriber a copy of the accepted and signed subscription agreement and a share certificate representing the shares subscribed for.

Non-Affiliate Shares Owned by Selling Stockholders

The selling stockholders who currently own 38,240,623 shares of common stock in the capital of Panex may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may be trading from time to time;

2.	in privately negotiated transactions;

3.	through the writing of options on the common stock;

4.	in short sales; and

5.	in any combination of these methods of distribution.

The selling stockholders will sell their shares at a price range between $0.09 to $0.15 until Panex’s shares of common stock are quoted on a national securities or a quotation system, such as the OTCBB, and thereafter the sales price offered by the selling stockholders to the public may be:

a.	the market price prevailing at the time of sale;

b.	a price related to such prevailing market price; or

c.	such other price as the selling stockholders determine from time to time.

The shares may also be sold in compliance with the Rule 144 the Securities Act of 1933.  A description of the selling limitations defined by Rule 144 can be located on page 28 of this prospectus.

The selling stockholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser.  The selling stockholders will likely pay the usual and customary brokerage fees for such services.  Brokers or dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling stockholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares.  These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.  If applicable, the selling stockholders may distribute shares to one or more of their partners who are unaffiliated with Panex.  Such partners may, in turn, distribute such shares as described above.

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If any of the selling stockholders enter into arrangements with brokers or dealers, as described above, Panex is obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

Panex has filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling stockholders.  There can be no assurance that the selling stockholders will sell any or all of their offered shares.

Panex will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders.  Panex is bearing all costs relating to the registration of the selling stockholders’ shares of common stock.  The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of their shares of common stock.

The selling stockholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of their shares of common stock.  In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;

2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	not bid for or purchase any of Panex’s securities or attempt to induce any person to purchase any of Panex’s securities other than as permitted under the Securities Exchange Act.

Penny Stock rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

● ●
contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
● ● ●
contains a toll-free telephone number for inquiries on disciplinary actions;
defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer:

1.	with bid and offer quotations for the penny stock;
2.	details of the compensation of the broker-dealer and its salesperson in the transaction;
3.	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
4.	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for Panex’s stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling those securities.

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Regulation M

During such time as Panex may be engaged in a distribution of any of the shares Panex is registering by this registration statement, Panex is required to comply with Regulation M.  In general, Regulation M precludes any selling security holder, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  Panex has informed the selling stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and Panex has also advised the selling stockholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

It is strongly recommended that selling stockholders and distribution participants consult with their own legal counsel to ensure compliance with Regulation M.

Description of Securities to be Registered

General

Panex’s authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share.  On August 30, 2010, the authorized capital was increased from 75,000,000 shares of common stock to 500,000,000 shares of common stock.  See Exhibit 3.3 – Certificate of Amendment for more details.

Common Stock

As at the date of this prospectus, 87,827,461 shares of common stock are issued and outstanding and held by 67 stockholders of record. All of this common stock has been validly issued, is fully paid and is non-assessable.

The holders of Panex’s common stock:

● ● ● ● ●
have equal ratable rights to dividends from funds legally available if and when declared by Panex’s board of directors;
are entitled to share ratably in all of Panex’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Panex’s affairs;
do not have preemptive, subscription or conversion rights;
do not have any provisions for purchase for cancellation, surrender or sinking or purchase funds or rights;
are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

No stockholder approval is required for the issuance of Panex’s securities, including shares of common stock, stock options and share purchase warrants.

Panex’s Articles of Incorporation and By-laws, and any applicable amendments, and the applicable statutes of the State of Nevada provide a more complete description of the rights and liabilities of stockholders of Panex’s capital stock.  Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the applicable statutes of the State of Nevada and Panex’s By-laws.
Holders of Panex’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of 25% of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Panex’s stockholders.  A vote by the holders of a majority of Panex’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to Panex’s Articles of Incorporation.

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Dividend Policy

As of the date of this prospectus, Panex has not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of Panex’s board of directors and will depend upon Panex’s earnings, if any, its capital requirements and financial position, its general economic conditions, and other pertinent conditions.  It is Panex’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

Share Purchase Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase Panex’s securities.  Panex may issue warrants to purchase its securities in the future.

Options

As of the date of this prospectus, there are no options to purchase Panex’s securities.  Panex may in the future grant such options and/or establish an incentive stock option plan for its directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, Panex has not issued and does not have outstanding any securities convertible into shares of Panex’s common stock or any rights convertible or exchangeable into shares of Panex’s common stock.  Panex may issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The provisions of the Nevada Revised Statutes (NRS) sections 78.378 to 78.3793 apply to any acquisition of a controlling interest in a certain type of Nevada corporation known as an “Issuing Corporation”, unless the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

The provisions of NRS 78.378 to NRS 78.3793 do not restrict the directors of an “Issuing Corporation” from taking action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to a holders of a specified number of shares or percentage of share ownership or voting power.

An “Issuing Corporation” is a corporation organized in the State of Nevada and which has 200 or more stockholders of record, with at least 100 of who have addresses in the State of Nevada appearing on the stock ledger of the corporation and does business in the state of Nevada directly.  As Panex currently has less than 200 stockholders and no stockholders in the State of Nevada the statute does not currently apply to Panex.

If Panex does become an “Issuing Corporation” in the future, and the statute does apply to Panex, its sole director, Klaus Eckhof, on his own will have the ability to adopt any of the above mentioned protection techniques whether or not he owns a majority of Panex’s outstanding common stock, provided he does so by the specified 10th day after any acquisition of a controlling interest.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Conrad C. Lysiak, Attorney at Law of Spokane, Washington has provided the legal opinion regarding the legality of the shares being registered.

The audited financial statements of Panex Resources Inc. (formerly De Beira Goldfields Inc.) (“Panex”) included herein and elsewhere in the Registration Statement have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in their report (which describes an uncertainty relating to Panex’s ability to continue as a going concern) appearing herein and elsewhere in the Registration Statement.  Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in auditing and accounting.

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Description of Business

General

Panex Resources Inc. (“Panex”) is a Nevada corporation that was incorporated on May 28, 2004.  On September 27, 2010, Panex changed its name from “De Beira Goldfields Inc.” to “Panex Resources Inc.”  Panex is also a “shell” company as defined by the SEC as a result of only having nominal operations and nominal assets.

Panex is an exploration stage company engaged in the acquisition and exploration of mineral properties.  Panex’s plan of operations is to conduct mineral exploration activities on mineral properties in order to assess whether these claims possess commercially exploitable mineral deposits.  Panex’s exploration program will be designed to explore for commercially viable deposits of base and precious minerals, such as gold, silver, lead, barium, mercury, copper, and zinc minerals as well as bulk commodity minerals such as coal, iron and potash.  See “Business of Panex” and “Management’s Discussion and Analysis or Plan of Operations” below for more information.

Panex has an authorized capital of 500,000,000 shares of common stock with a par value of $0.001 per share with 87,827,461 shares of common stock currently issued and outstanding.

Panex has not been involved in any bankruptcy, receivership or similar proceedings.  There have been no material reclassifications, mergers, consolidations or purchases or sales of a significant amount of assets not in the ordinary course of Panex’s business.

Currently, Panex has not obtained an employer identification number for the purpose of registering to do business in the United States.  Panex does not currently conduct any business in the United States nor employ any staff in the United States and is therefore not required by law to obtain an employer identification number at this time.  Panex will take immediate steps to obtain an employer identification number if it becomes necessary to do so at any time in the future.

Business of Panex

Panex is an Exploration Stage Company and its principal business is the acquisition and exploration of mineral resources.  Panex currently has no interest in any mineral resources or properties but is continuing to identify and assess viable mineral properties or mineral projects.

Panex is also a “shell” company as defined by the SEC as a result of only having nominal operations and nominal assets.

Panex has not generated any revenues from its mineral exploration activities.  From the time of its incorporation in 2004 to early 2008, Panex was actively engaged in the exploration of various mineral projects that were prospective for gold, silver and copper, as discussed below.  Since 2008, a combination of limited exploration success and a dwindling of its working capital caused Panex to withdraw from its mineral exploration projects.

A.  DeBeira 1 Mineral Claim

On May 20, 2005, the mineral claim known as “De Beira 1” was staked in British Columbia, Canada on behalf of Panex and held in trust for Panex until 2006.  During the year ended August 31, 2006, Panex relinquished ownership of the De Beira 1 mineral claim as it was not considered sufficiently prospective and turned its attention to other opportunities.  An amount of just over $600 was spent on the costs of staking this claim and commissioning a desk-top report on the geology of the area.  Other than this, no work was conducted on the property prior to relinquishing it.

B.  Titiribi Gold/Copper Project – Colombia Property

On May 9, 2006, Panex signed a letter of understanding to acquire up to a 70% interest in the Titiribi Gold / Copper project in Colombia, South America.

Through November 2007, $2,040,000 of exploration expenditures were paid by Panex and recorded as mineral property and exploration costs on its statement of operations.  A further $790,000 was paid to Goldplata during the period up to November 2007.

On January 11, 2008 Panex entered into an agreement with an Australian publicly listed company, Windy Knob Resources Ltd (“Windy Knob”) to assign its interests in the Titiribi project for cash proceeds of $1 million, of which $790,000 was paid to the Goldplata Group for reimbursement of exploration expenditures paid on behalf of Panex, and $210,000 which was paid directly to Panex.  In addition to this, Panex received 3,250,000 shares of Windy Knob common stock, which were sold on May 23, 2008 for cash proceeds of $250,047.

C.  Minanca Project – Ecuador Property

On June 15, 2006, Panex entered into an agreement with Emco Corporation (“Emco”) whereby Panex was granted an option to acquire an 80% interest in Minanca Minera Nanguipa, Compania Anonima (“Minanca”), which owned mineral exploration property in Ecuador, for an aggregate purchase price of $30,400,000 comprised of 10 million restricted common shares of Panex at an issue price of $3 per common share and a cash payment of $400,000.

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On June 16, 2006, Panex paid $400,000 as per the terms of the agreement and provided a loan advance of $100,000 to Minanca.  Also, as part of the agreement, Panex was obligated to advance loan amounts of $7,000,000 to Minanca.

On December 9, 2007 Panex entered into an agreement with Emco to rescind the acquisition by Panex of an 80% interest in Minanca as Panex concluded that it is not presently in its best interests to settle the acquisition.  As a consequence, neither party has any further rights or obligations to each other, except that Minanca remains indebted to Panex for an amount of $6,100,000 which it had agreed to pay as follows:

i.	payment of US$250,000 to Panex by close of business on Friday, 14 December 2007;
ii.	payment of US$1,750,000 to Panex within 21 days of the execution of the agreement; and
iii.
payment of the remainder of the loan balance in accordance with the provisions of the June 2006 agreement (which provided for loan repayment from cash surpluses from the sale of mineral products) or as otherwise agreed between the parties.

As of the date of this registration statement, the repayments have not been made and as stated above, the loan has been fully provided against, however management continues to seek recovery of all or part of the loan.

D.  Condoroma and Suyckutambo Projects - Peru Property

On July 5, 2006, Panex entered into agreements with the Goldplata Group to acquire an interest of up to 70% in the Condoroma and Suyckutambo Projects in Peru, which are prospective for gold and silver.  Panex was granted an option to acquire up to 70% interest in each of these two projects on identical terms.  The agreements allowed Panex to acquire an initial interest of 65% by sole funding $4 million in exploration expenditures within a 3-year period (the “Option Period”).  The Option Period commenced on August 4, 2006.  After acquiring 65%, Panex had 60 days to elect to sole fund further expenditures in order to acquire another 5%, giving it a total interest of 70%.  The additional interest was to be acquired upon the earlier of completing a bankable feasibility study or spending a further $6 million, both within a period of no more than 3 years from the time of the election.  Panex could not withdraw from the agreement after the start of the Option Period until it either incurred $500,000 in exploration expenditures or paid $500,000 to the Goldplata Group.  Through November 2008 a total of $1,110,000 of exploration expenditures have been paid by Panex and recorded as mineral property and exploration costs on the statement of operations.  In September 2007, Panex decided to withdraw from the Condoroma and Suyckutambo Projects as it became apparent that Panex and the permit holders, the Goldplata Group, had different philosophies about how the projects should be further explored and developed.  Panex favored a measured approach, with a focus on further exploration to maximize the resource potential whereas the Goldplata Group favored a short term development and production strategy

E.  Acandi Project

On October 19, 2006, Panex entered into a preliminary agreement in association with the Goldplata Group to earn an 80% interest in the Acandi copper / gold project in North East Colombia, near the Panama border, by sole funding exploration expenditures and making cash payments to the present beneficial holder of the project interest.  Through August 31, 2007, $525,000 of exploration expenditures was paid by Panex.  In September 2007, Panex withdrew from the Acandi project and there are no residual rights or financial obligations.

Panex’s management and advisers have determined that it is an appropriate time to raise new capital and thereafter to identify and assess undervalued mineral properties for acquisition purposes.  Consequently, whilst Panex has not been actively engaged in exploration activity in the recent past (other than continuing to identify and assess new opportunities), it has continued to be an Exploration Stage Company with a plan of identifying, assessing, acquiring and then exploring mineral projects.

F.  Post-2008

Since 2008 Panex has been looking for feasible mineral properties and mineral projects to acquire or earn an interest in through merger, joint venture or option.  A number of projects have been reviewed since 2008 and up to date.  These projects were located in various locations, including North, Central and South America, Central and Southern Africa, and were considered prospective for various commodities including gold, potash, iron ore, phosphate and coal.  As Panex has had limited funds since 2008, no agreements have been entered into with respect to any of these properties and no exploration work was ever carried out.  Activity was limited to due diligence, essentially through desktop reviews carried out by management.

Panex continues to locate and negotiate with a target business for the merger of a target business into Panex.  In certain instances, a target business may want to become a subsidiary of Panex or may want to contribute assets to Panex rather than merge.  It is anticipated that management will contact broker-dealers and other persons with whom they are acquainted who are involved with corporate finance matters to advise them of Panex’s existence and to determine if any companies or businesses that they represent have a general interest in considering a merger or acquisition with Panex.  No assurance can be given that Panex will be successful in finding or acquiring a viable target business.  Furthermore, no assurance can be given that any business opportunity, which does occur, will be on terms that are favorable to Panex or its current stockholders.

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A target business, if any, which may be interested in a business combination with Panex may include (1) a company for which a primary purpose of becoming public is the use of its securities for the acquisition of assets or businesses; (2) a company that is unable to find an underwriter of its securities or is unable to find an underwriter of securities on terms acceptable to it; (3) a company that wants to become public with less dilution of its common stock than would occur normally upon an underwriting; (4) a company that believes that it will be able to obtain investment capital on more favorable terms after it has become public; (5) a foreign company that wants to gain an initial entry into the United States securities market; (6) a special situation company, such as a company seeking a public market to satisfy redemption requirements under a qualified Employee Stock Option Plan; or (7) a company seeking one or more of the other perceived benefits of becoming a public company.

Management believes that there are perceived benefits to being a reporting company with a class of publicly-registered securities.  These are commonly thought to include (1) the ability to use registered securities to make acquisition of assets or businesses; (2) increased visibility in the financial community; (3) the facilitation of borrowing from financial institutions; (4) improved trading efficiency; (5) stockholder liquidity; (6) greater ease in subsequently raising capital; (7) compensation of key employees through stock options; (8) enhanced corporate image; and (9) a presence in the United States capital market.

Panex anticipates that the target businesses or business opportunities presented to it will either (1) be in the process of formation, or be recently organized with limited operating history or a history of losses attributable to under-capitalization or other factors; (2) be experiencing financial or operating difficulties; (3) be in need of funds to develop new products or services or to expand into a new market, or have plans for rapid expansion through acquisition of competing businesses; or (4) have other similar characteristics.  Panex intends to concentrate its acquisition efforts on mineral properties or mineral exploration businesses that management believes to be undervalued or that management believes may realize a substantial benefit from being publicly owned (collectively, the “Target Operation”).  Given the above factors, investors should expect that any Target Operation may have little or no operating history, or a history of losses or low profitability.

Management does not have the capacity to conduct as extensive an investigation of a Target Operation as might be undertaken by a venture capital fund or similar institution.  The analysis of a Target Operation will be undertaken by, or under the supervision of Panex’s officers and directors, who are not professional business analysts.  In analyzing prospective business opportunities, management may consider such matters as:

●      the available technical, financial and managerial resources;
●      working capital and other financial requirements; history of operations, if any;
●      prospects for the future;
●      nature of present and expected competition;
●      the quality and experience of management services that may be available and the depth of that management;
●      the potential for further research, development, or exploration;
●      specific risk factors not now foreseeable but which then may be anticipated to impact our proposed activities;
●      the potential for growth or expansion;
●      the potential for profit; and
●      the perceived public recognition or acceptance of products, services, or trades name identification.

A Target Operation may have an agreement with a consultant or advisor, providing that services of the consultant or advisor be continued after any business combination.  Additionally, a Target Operation may be presented to Panex only on the condition that the services of a consultant or advisor are continued after a merger or acquisition.  Such pre-existing agreements of a Target Operation for the continuation of the services of attorneys, accountants, advisors or consultants could be a factor in the selection of a Target Operation.

In implementing a structure for the acquisition of a Target Operation, Panex may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity.  Panex may also acquire stock or assets of an existing business.  Depending upon the nature of the transaction, the current officers and directors of Panex may resign their management and board positions with Panex in connection with a change of control or acquisition of a Target Operation and be replaced by one or more new officers and directors.

It is anticipated that any securities issued in any reorganization would be issued in reliance upon exemption from registration under applicable federal and state securities laws.  In some circumstances however, as a negotiated element of its transaction, Panex may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter.  If such registration occurs, of which there can be no assurance, it will be undertaken by the surviving entity after Panex has entered into an agreement for a business combination or has consummated a business combination.  The issuance of additional securities and their potential sale into Panex’s trading market may depress the market value of Panex’s securities in the future.

With respect to any merger or acquisition negotiations with a target business, management expects to focus on the percentage of Panex that the target business stockholder would acquire in exchange for their shareholdings in the Target Operation.  Depending upon, among other things, the Target Operation’s assets and liabilities, Panex’s shareholders will in all likelihood hold a substantially lesser percentage ownership interest in Panex following any merger or acquisition.  Any merger or acquisition effected by Panex can be expected to have a significant dilutive effect on the percentage of shares held by Panex’s shareholders at that time.

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At the present time, management has not identified any Target Operation that it plans to pursue, nor has Panex reached any agreement or definitive understanding with any person concerning an acquisition or a business combination.

Management anticipates that the selection of a Target Operation in which to participate will be complex and without certainty of success.  Management believes (but has not conducted any research to confirm) that there are numerous firms seeking the perceived benefits of a publicly registered corporation.  Such perceived benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, increasing the opportunity to use securities for acquisitions, and providing liquidity for stockholder’s investments.

Plan of Operation

Panex is seeking a viable business opportunity through acquisition, merger or other suitable business combination method, with a focus on undervalued mineral properties for eventual acquisition. Panex’s plan of operation in order to execute this strategy over the next 12 months is to recapitalize itself, raise new capital and seek new investment opportunities in the mineral sector.  Following the completion of capital raisings, Panex will continue to identify and assess mineral properties or mineral exploration businesses that management believes to be undervalued or that management believes may realize a substantial benefit from being publicly owned.  Additionally, Panex will continue to seek a viable business opportunity through acquisition, merger or other suitable business combination method, with a focus on undervalued target businesses with an interest in mineral properties or mineral projects.

An estimated timeline for execution of this plan is as follows:

Time span	Activity
Within 3 to 4 months after completing the capital raising	Identify and do initial assessment of mineral projects and qualify the short list to 2 to 3 properties
Within 4 to 6 months after completing the capital raising	Complete detailed due diligence of the short-listed properties, commercial negotiations and make acquisition(s), preferably via farm-in arrangements.
Within 6 to 7 months after completing the capital raising	Commence exploration activities

The above is only an indicative timeline and the identified activities may take longer or less time than indicated above, depending on availability of external contractors, time taken to conduct due diligence, and time taken to complete commercial negotiations.

In the mineral sector, it is an established practice for companies to earn an interest in a mineral project on a progressive basis by expending funds on mineral exploration programs.  Such arrangements allow companies to continue to expend funds in order to earn an interest if exploration results are encouraging and conversely, if exploration results are not encouraging, companies can terminate or withdraw from such arrangements without further financial commitment.  Such arrangements are commonly referred to as “farm-in” arrangements.  Panex has successfully negotiated farm-in arrangements in the past and, subject to identifying suitable mineral projects, Panex’s management believes Panex can again enter into such arrangements.  See “Business of Panex” above for more information on past farm-in arrangements.

Panex’s sole director, Klaus Eckhof, has contacts in the mineral sector; amongst mineral permit holders, industry promoters, government mining departments, geologists, mining engineers, and equipment suppliers.  Panex’s management have successfully (in Panex previously and in other entities) put together teams with diverse skills to explore and manage mineral properties.  This process is assisted by their contacts amongst drilling companies, laboratories, supplies procurement agencies, labour recruitment agencies and transport and freight companies.

During the next 12 months, management does not anticipate generating any revenue.  Any additional funding required will come from equity financing from the sale of Panex’s common stock.  If Panex is successful in completing an equity financing, existing stockholders will experience dilution of their interest in Panex.  Management does not have any financing arranged and cannot provide investors with any assurance that Panex will be able to raise sufficient funding from the sale of its common stock to fund its plan of operation.  In the absence of such financing, Panex’s business will fail.

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Based on the nature of its business, Panex anticipates incurring operating losses in the foreseeable future.  Panex bases this expectation, in part, on the fact that very few mineral claims in the exploration stage ultimately develop into producing, profitable mines. Panex’s future financial results are also uncertain due to a number of factors, some of which are outside its control.  These factors include, but are not limited to:

▪	Panex’s ability to raise additional funding;
▪	the market price for minerals; and
▪	Panex’s ability to identify viable mineral property assets or mineral property interests.

Due to Panex’s lack of operating history and present inability to generate revenues, Panex’s auditors have stated their opinion that there currently exists substantial doubt about Panex’s ability to continue as a going concern.

Accounting and Audit Plan

Panex intends to continue to have Coresco AG, its outside consultant, assist in the preparation of Panex’s quarterly and annual financial statements and have these financial statements reviewed or audited by Panex’s independent registered public accounting firm.  Coresco AG is expected to charge Panex approximately $2,000 to prepare Panex’s quarterly financial statements and approximately $5,000 to prepare Panex’s annual financial statements.  Panex’s independent auditor is expected to charge approximately $4,000 to review each of Panex’s quarterly financial statements and approximately $12,500 to audit Panex’s annual financial statements.  In the next 12 months, Panex anticipates incurring approximately $35,500 to pay for its accounting and audit requirements.

SEC Filing Plan

Panex expects to incur filing costs of approximately $4,000 per quarter to support its quarterly and annual filings.  In the next 12 months, Panex anticipates spending approximately $16,000 for costs to pay for three quarterly filings and one annual filing.

Competitive Conditions

Panex competes with other mining and exploration companies possessing greater financial resources and technical facilities than Panex in connection with the acquisition of mineral exploration claims and in connection with the recruitment and retention of qualified personnel.  Many of Panex’s competitors have a very diverse portfolio and have not confined their market to one mineral or property, but explore a wide array of minerals and mineral exploration properties.  Some of these competitors have been in business for longer than Panex and may have established more strategic partnerships and relationships than Panex.

Management believes that it will have a competitive advantage over its competitors due to its network of contacts, which will enable it to identify and acquire prospective mineral properties more quickly and efficiently than many of its competitors.

Trademark and Licenses

Panex currently does not own any patents or trade marks.  Also, Panex is not party to any license or franchise agreements, concessions, royalty agreements or labor contracts arising from any patents or trademarks.

Government Approvals and Regulations

Panex is not currently subject to any government controls or regulations as Panex has no interest in any mineral properties.

If and when Panex acquires a mineral property asset or a mineral property interest, its business may be subject to various levels of government controls and regulations, which are supplemented and revised from time to time.  Changes to current local, state or federal laws and regulations in the jurisdictions where Panex will operate could require additional capital expenditures and increased operating and/or reclamation costs.  Panex is unable to predict what additional legislation or revisions may be proposed that might affect its business or when any such proposals, if enacted, might become effective.  Such changes, however, could require increased capital and operating expenditures and could prevent or delay certain operations by Panex or the property operators.   Although Panex is unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain exploration activities uneconomical.

Employees

Panex does not have any employees at the present time, with the exception of its two executive officers.

Page - 26

Description of Property

Since January 2012, Panex’s principal executive office has been located at Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland.  The telephone number at this office is +41 7887 96966.  Panex uses this office space pursuant to an arrangement whereby Coresco AG, an entity related to the president of Panex provides office administration, accounting and corporate secretarial services to Panex for a fee based on time and hourly charge rates.

Legal Proceedings

Panex has no legal proceedings that have been or are currently being undertaken for or against Panex nor are any contemplated.

SEC Filings

This prospectus and any exhibits will be contained in a Form S-1 registration statement that will be filed with the Securities and Exchange Commission (“SEC”).  As a reporting company Panex files quarterly, annual, beneficial ownership and other reports with the SEC.  You may read and copy any materials Panex files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549.  You may obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Since Panex is an electronic filer, the easiest way to access its reports is through the SEC’s Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This Prospectus constitutes a part of a Post Effective Amendment on Form S-1/A to update a registration statement on Form S-1 filed by Panex with the SEC under the Securities Act.  As permitted by the rules and regulations of the SEC, this Prospectus omits certain information that is contained in the registration statement.  Panex refers you to the registration statement and related exhibits for further information with respect to Panex and the securities offered.  Statements contained in the Prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the SEC) are not necessarily complete.  In each instance you may refer to the copy of the filed document.  Each statement is qualified in its entirety by such reference.

Market for Common Equity and Related Stockholder Matters

Market Information

Panex’s shares of common stock were quoted on the FINRA OTC Bulletin Board under the symbol “DBGF” from March 8, 2006 to December 17, 2007.  Since then Panex’s shares of common stock have been quoted on the Pink Sheets OTCQB under the symbol “OTCQB:DBGF”.

The following table gives the high and low bid information for each fiscal quarter Panex’s common stock has been quoted for the last two fiscal years and for the interim period ended April 28 ,2012.  The bid information was obtained from Pink OTC Markets, Inc. and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

High & Low Bids
Period ended	High	Low	Source
28 April 2012	$0.08	$0.08	Pink OTC Markets, Inc.
29 February 2012	$0.08	$0.08	Pink OTC Markets, Inc.
30 November 2011	$0.08	$0.04	Pink OTC Markets, Inc.
31 August 2011	$0.115	$0.07	Pink OTC Markets, Inc.
31 May 2011	$0.115	$0.062	Pink OTC Markets, Inc.
28 February 2011	$0.071	$0.02	Pink OTC Markets, Inc.
30 November 2010	$0.081	$0.02	Pink OTC Markets, Inc.
31 August 2010	$0.047	$0.0301	Pink OTC Markets, Inc.
31 May 2010	$0.05	$0.03	Pink OTC Markets, Inc.

Holders of Panex’s Common Stock

Panex has approximately 67 holders of record of Panex’s common stock as of February 29, 2012 according to a stockholders’ list provided by Panex’s transfer agent as of that date.  The number of registered stockholders does not include any estimate by Panex of the number of beneficial owners of common stock held in street name.  The transfer agent for Panex’s common stock is Empire Stock Transfer Inc., 1859 Whitney Mesa Drive, Henderson, Nevada, 89014 and their telephone number is 702-818-5898.

Page - 27

Dividends

There are no restrictions in Panex’s Articles of Incorporation or By-Laws, that restrict Panex from declaring dividends.  The Nevada Revised Statutes, however, do prohibit Panex from declaring dividends where, after giving effect to the distribution of the dividend:

1.	Panex would not be able to pay its debts as they become due in the usual course of business; or

2.
Panex’s total assets would be less than the sum of its total liabilities, plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Panex has declared no cash dividends on its shares of common stock and is not subject to any restrictions that limit its ability to pay cash dividends on its shares of common stock.  Cash dividends are declared at the sole discretion of Panex’s Board of Directors.

On March 10, 2006, the Board of Directors declared a stock split effected in the form of a stock dividend on the basis of seven additional shares of common stock being issued for every one share of common stock outstanding.  The stock dividend was paid out on March 23, 2006.

On June 5, 2006, the Board of Directors declared a second stock split effected in the form of a stock dividend on the basis of one additional share of common stock being issued for every two shares of common stock outstanding, which was the same effect as a 3:2 forward split. The stock dividend was paid out on June 15, 2006 and was effective June 16, 2006.

Equity Compensation Plans

Panex has no equity compensation program including no stock option plan and none are planned for the foreseeable future.

Registration Rights

Panex has not granted registration rights to the selling stockholders or to any other person.

Rule 144 Shares

Subject to Panex’s status as a “shell company” as defined by the SEC and discussed below, under Rule 144 a stockholder, including an affiliate of Panex, may sell shares of common stock after at least six months have elapsed since such shares were acquired from Panex or an affiliate of Panex.  Rule 144 further restricts the number of shares of common stock which may be sold within any 90 day period to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.  Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not an affiliate of Panex, and who has not been an affiliate of Panex for 90 days prior to the sale, and who has beneficially owned shares acquired from Panex or an affiliate of Panex for more than one year may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

However, since Panex is classified as a “shell company” for having (1) no or nominal operations and (2) no or nominal assets, then Rule 144 is not available to the stockholders of Panex and they are not able to sell their shares until Panex is no longer classified as a “shell company” or the shares are registered.  Stockholders will only be able to rely on Rule 144 and to sell their shares (a) once the shares are registered or (b) one year after Panex files the required information once it ceases to be a “shell company”.

Subject to the Rule 144 volume limitations and the “shell company” trading restrictions described in the paragraph above, there are currently no shares of Panex’s common stock that can be sold pursuant to Rule 144.

Page - 28

Financial Statements

Panex’s fiscal year end is August 31.  Panex will provide audited financial statements to its stockholders on an annual basis; an Independent Registered Public Accounting Firm will audit the statements.

Panex’s audited financial statements as of and for each of the years ended August 31, 2011 and 2010 and for the period from inception (May 28, 2004) to August 31, 2011 immediately follow:

Panex Resources Inc.

Audited Financial Statements

Years ended August 31, 2011 and 2010, and for
the period from May 28, 2004 (Date of
Inception) to August 31, 2011

Page - 29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Panex Resources Inc. (formerly De Beira Goldfields Inc.)

We have audited the accompanying balance sheets of Panex Resources Inc. (formerly De Beira Goldfields Inc.) (an Exploration Stage Company) as of August 31, 2011 and 2010, and the related statements of operations, cash flows and stockholders’ equity (deficit) for each of the years then ended, and for the period from May 28, 2004 (inception) through August 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Panex Resources Inc. (formerly De Beira Goldfields Inc.) as of August 31, 2011 and 2010, and the results of its operations and cash flows for each of the years then ended, and for the period from May 28, 2004 (inception) through August 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $299,498 for the year ended August 31, 2011, and a deficit accumulated during the exploration stage of $12,543,413 for the period from May 28, 2004 (inception) through August 31, 2011. The Company also has a limited history and no revenue producing operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   /s/ GHP HORWATH, P.C.

Denver, Colorado
December 1, 2011

Panex Resources Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	August 31, 2011 $	August 31, 2010 $
ASSETS
Current Assets
Cash	19,357	29,178
Total Assets (all current)	19,357	29,178

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	100,211	215,743
Accrued liabilities, related party (Note 4)	282,937	184,495
Accrued liabilities, other	64,529	187,463
Loans and borrowings, related party (Note 4)	-	46,892
Loans and borrowings (Note 7)	569,820	740,000
Total Liabilities (all current)	1,017,497	1,374,593

Stockholders’ Deficit (Note 6)
Common stock, $0.001 par value; 500,000,000 shares authorized;
79,349,908 (2010: 67,046,785) shares issued and outstanding	79,349	67,046
Additional paid-in capital	11,418,557	10,815,704
Donated capital	47,367	15,750
Deficit accumulated during the exploration stage	(12,543,413)	(12,243,915)
Total Stockholders’ Deficit	(998,140)	(1,345,415)
Total Liabilities and Stockholders’ Deficit	19,357	29,178

The accompanying notes are an integral part of these financial statements

Panex Resources Inc.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)

	For the Year Ended August 31, 2011		For the Year Ended August 31, 2010		Accumulated from May 28, 2004 (Date of Inception) to August 31, 2011
	$		$		$

Revenue		-		-		-

Operating expenses
Donated rent		-		-		5,250
Donated services		31,617		-		42,117
General and administrative		11,143		8,175		92,846
Foreign currency transaction loss		58,682		13,686		116,640
Mineral property and exploration costs		-		-		4,739,777
Management fees (Note 4)		24,502		53,638		677,087
Professional fees (Note 4)		124,075		69,315		1,033,884
Travel costs		-		-		335,415
Write-off deferred acquisition cost (Note 3)		-		-		400,000
Provision against Minanca loan (Note 3)		-		-		6,100,000
Total operating expenses		250,019		144,814		13,543,016

Other income (expense)
Interest income		575		446		32,281
Interest expense		(50,054)		(69,492)		(282,724)
Loss on sale of investment (Note 5)		-		-		(126,182)
Gain on sale of mineral property rights (Note 5)		-		-		1,376,228
Total other income (expense)		(49,479)		(69,046)		999,603
Net Loss		(299,498)		(213,860)		(12,543,413)
Net Loss Per Share – Basic and Diluted		*		*
Weighted Average Shares Outstanding		75,608,410		66,029,936

* Amount is less than (0.01) per share

The accompanying notes are an integral part of these financial statements

Panex Resources Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)
	For the Year Ended August 31, 2011 $	For the Year Ended August 31, 2010 $	Accumulated From May 28, 2004 (Date of Inception) to August 31, 2011 $

Cash Flows From Operating Activities

Net loss	(299,498)	(213,860)	(12,543,413)

Adjustments to reconcile net loss to net cash used in operating activities:
Foreign currency transaction loss	58,682	13,686	116,640
Gain on sale of mineral property rights	-	-	(586,228)
Loss on sale of investment	-	-	126,181
Donated services and rent	31,617	-	47,367
Expenses paid by issue of common stock	-	-	500
Write-off deferred acquisition cost	-	-	400,000
Provision against Minanca loan	-	-	6,100,000

Change in operating assets and liabilities
Increase in accounts payable and accrued liabilities	62,840	132,985	510,057
Increase in amounts due to related parties	82,903	22,769	370,517

Net Cash Used in Operating Activities	(63,456)	(44,420)	(5,458,379)

Cash Flows From Investing Activities
Cash received from sale of investment	-	-	250,047
Cash received from sale of mineral property rights	-	-	210,000
Deferred acquisition costs	-	-	(400,000)
Loan advances	-	-	(7,100,000)
Repayment of loan advance	-	-	1,000,000

Net Cash Used in Investing Activities	-	-	(6,039,953)

Cash Flows From Financing Activities
Loans from related parties	-	-	594,313
Loan repaid to related parties	-	-	(576,483)
Loan from unrelated third party	50,000	-	790,000
Deposits received for common shares to be issued	-	-	40,000
Common shares issued for cash	-	-	10,668,750

Net Cash Provided by Financing Activities	50,000	-	11,516,580

Effect of exchange rate changes on cash	3,635	1,174	1,109

(Decrease) Increase in Cash	(9,821)	(43,246)	19,357

Cash - Beginning of Period	29,178	72,424	-

Cash - End of Period	19,357	29,178	19,357

Supplemental Disclosures
Interest paid	-	-	-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements

Panex Resources Inc.
(An Exploration Stage Company)
Statements of Stockholders’ Equity (Deficit)
(Expressed in US dollars)
	Common Shares				Deficit
	Number of Shares	Amount $	Additional Paid-in Capital $	Donated Capital $	Accumulated During the Exploration Stage $	Total Stockholders’ Equity(Deficit) $

Balances, May 28, 2004 (Date of inception)	-	-	-	-	-	-
Common stock issued for services to president (Note 6)	6,000,000	6,000	(5,500)	-	-	500
Return and cancellation of shares (Note 6)	(6,000,000)	(6,000)	6,000	-	-	-
Net loss	-	-	-	-	(500)	(500)
Balances, August 31, 2004	-	-	500	-	(500)	-
Common stock issued for cash	64,500,000	64,500	(17,750)	-	-	46,750
Return and cancellation of shares (Note 6)	(30,000,000)	(30,000)	30,000	-	-	-
Donated rent	-	-	-	3,000	-	3,000
Donated services	-	-	-	6,000	-	6,000
Net loss	-	-	-	-	(15,769)	(15,769)
Balances, August 31, 2005	34,500,000	34,500	12,750	9,000	(16,269)	39,981
Common stock issued for cash (Note 6)	1,964,285	1,964	4,498,036	-	-	4,500,000
Donated rent	-	-	-	2,250	-	2,250
Donated services	-	-	-	4,500	-	4,500
Net loss	-	-	-	-	(848,560)	(848,560)
Balances, August 31, 2006	36,464,285	36,464	4,510,786	15,750	(864,829)	3,698,171
Common stock issued for cash (Note 6)	7,632,500	7,632	6,098,368	-	-	6,106,000
Net loss	-	-	-	-	(10,943,990)	(10,943,990)
Balances, August 31, 2007	44,096,785	44,096	10,609,154	15,750	(11,808,819)	(1,139,819)
Net loss	-	-	-	-	(66,651)	(66,651)
Balances, August 31, 2008	44,096,785	44,096	10,609,154	15,750	(11,875,470)	(1,206,470)
Common stock issued for cash (Note 6)	1,600,000	1,600	14,400	-	-	16,000
Common stock issued for settlement of debt (Note 6)	14,000,000	14,000	126,000	-	-	140,000
Shares to be issued	-	-	30,000	-	-	30,000
Net loss	-	-	-	-	(154,585)	(154,585)
Balances, August 31, 2009	59,696,785	59,696	10,779,554	15,750	(12,030,055)	(1,175,055)
Common stock issued for cash received in December 2008 (Note 6)	4,000,000	4,000	6,000	-	-	10,000
Common stock issued for settlement of debt (Note 6)	3,350,000	3,350	30,150	-	-	33,500
Net loss	-	-	-	-	(213,860)	(213,860)
Balances, August 31, 2010	67,046,785	67,046	10,815,704	15,750	(12,243,915)	(1,345,415)
Common stock issued for settlement of accounts payable, accrued liabilities and debt (Notes 6 and 7)	12,303,123	12,303	602,853	-	-	615,156
Donated services	-	-	-	31,617	-	31,617
Net loss	-	-	-	-	(299,498)	(299,498)
Balances, August 31, 2011	79,349,908	79,349	11,418,557	47,367	(12,543,413)	(998,140)

The accompanying notes are an integral part of these financial statements

Panex Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

1.	Organization, Nature of Business, Going Concern and Management’s Plans:

Organization and nature of business:

The Company was incorporated in the State of Nevada on May 28, 2004. On September 27, 2010 the Company changed its name from “De Beira Goldfields Inc.” to “Panex Resources Inc.”.

Going concern and management’s plans:
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception in May 2004, the Company has not generated revenue and has incurred net losses. The Company incurred a net loss of $299,498 for the year ended August 31, 2011, and a deficit accumulated during the exploration stage of $12,543,413 for the period from May 28, 2004 (inception) through August 31, 2011. Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from shareholders and proceeds from equity financings to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

As a consequence of the Company’s withdrawal from the Minanca acquisition in Ecuador, the Colombian Projects (Titiribi and Acandi), and the Peruvian Projects (Condoroma and Suyckutambo), the Company has no mineral property interests as of the date of this report.

As of August 31, 2011, the Company had cash of $19,357. Management’s objective is to recapitalize the Company, raise new capital and seek new investment opportunities in the mineral sector.   There is no assurance that the Company will be able to consummate the contemplated capital raisings.  In the event that the Company is unsuccessful in raising additional capital in a timely manner, it will have a material adverse affect on the Company’s liquidity, financial condition and business prospects.

The Company is in the process of finalising plans to raise new capital of $2,400,000. On February 22, 2011, the Company filed a Form S-1 registration statement, and on June 3, August 26 and October 18, 2011, the Company filed Form S-1/A registration statements with the Securities and Exchange Commission.  The registration statement has not yet been declared effective.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

2.      Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America.  The Company’s fiscal year-end is August 31.

b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.     Significant Accounting Policies (continued)

c)	Basic and Diluted Net Loss Per Share

Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potential dilutive common shares outstanding during the period using the treasury stock method and the if-converted method. In computing EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. There were no potential dilutive securities outstanding at August 31, 2011 and 2010.

d)      Cash

Cash includes deposits in banks which are unrestricted as to withdrawal or use.

e)      Mineral Property and Exploration Costs

The Company has been in the exploration stage since its formation on May 28, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

f)	Deferred Acquisition Costs

The Company capitalizes deposits paid during the acquisition of equity interests as deferred acquisition costs.  Deferred acquisition costs are recorded at cost and are included in the purchase price of the equity interest once the acquisition has been consummated.

g)      Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The Company uses a fair value hierarchy that has three levels of inputs, both observable and unobservable, with use of the lowest possible level of input to determine fair value.

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and
Level 3 - assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

As of August 31, 2011 and 2010, the Company did not have any assets or liabilities that were measured at fair value on a recurring or non-recurring basis.

Financial instruments, which include cash, accounts payable, and loans and borrowings, are estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The fair value of amounts due to related parties is not practicable to estimate, due to the related party nature of the underlying transactions. The Company’s operations are located in Australia, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

2.     Significant Accounting Policies (continued)

h)      Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases, as well as net operating losses.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs.  A valuation allowance is provided to reduce the deferred tax assets to a level, that more likely than not, will be realized.

Management does not believe that the Company has any unrecognized tax positions. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax positions as a component of income tax expense.

i)      Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated into the United States dollar using the exchange rate prevailing at the balance sheet date.  Foreign currency transactions are primarily undertaken in Australian dollars. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income.

During the quarter ended November 30, 2010, the Company identified the following matter that originated prior to September 1, 2010, relating to the reporting of the effect of exchange rate changes on cash in the statement of cash flows;

•
Net cash used in operating activities for the year ended August  31, 2010 and accumulated from May 28, 2004 (date of inception) to August 31, 2010 should have included $15,680 and $52,473, respectively, for foreign currency transaction losses recorded in the statement of operations; and

•	The effect of exchange rate changes on cash for the year ended August 31, 2010 and accumulated from May 28, 2004 (date of inception) to August 31, 2010 should have excluded these same amounts.

The Company determined that the impact of this matter related only to the presentation of the 2010 net cash used in operating activities on the statement of cash flows and it is not material to any prior annual or interim period financial statements.

j)    Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentration of credit risk consist of cash.  The Company’s cash is all in demand deposit accounts placed with federally insured financial institutions in Australia.  The Company has not experienced any losses on such accounts.

k)    Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability.  Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change.  A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, the Company has not determined whether implementation of such proposed standards would be material to the Company’s financial statements.  New pronouncements assessed by the Company recently are discussed below:

2.           Significant Accounting Policies (continued)

k)      Recent Accounting Pronouncements (continued)

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income (“ASU 2011-05”).  ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011 (March 1, 2012 for the Company).  The Company does not expect the adoption of ASU 2011-04 to have a material impact on its results of operations, financial condition, or cash flows.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06).  This update requires additional disclosure within the roll forward of activity for assets and liabilities measured at fair value on a recurring basis, including transfers of assets and liabilities between Level 1 and Level 2of the fair value hierarchy and the separate presentation of purchases, sales, issuances and settlements of assets and liabilities within Level 3 of the fair value hierarchy.  In addition, the update requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Levels 2 and 3.  The new disclosure requirements were effective for interim and annual periods beginning after December 15, 2009, except for the disclosure of purchases, sales, issuances and settlements of Level 3 measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010 (September 1, 2011 for the Company).  As ASU 2010-06 only requires enhanced disclosures, the Company does not expect that the adoption of this update will have a material effect on its financial statements.

3.           Deferred Acquisition Costs and Loan Advances

On June 15, 2006, the Company entered into an agreement with Emco Corporation (“Emco”) whereby the Company was granted an option to acquire 80% of the issued and outstanding shares of Minanca, which owns mineral exploration property in Ecuador (the “Property”), for an aggregate purchase price of $30,400,000 comprised of 10 million restricted common shares of the Company at an issue price of $3 per common share and a cash payment of $400,000.

Under the terms of the acquisition agreement and pursuant to settlement of the acquisition, the Company was obligated to pay loan advances of $7,000,000 to Minanca as follows:

i.	$1,500,000 within 15 days of settlement of the acquisition transaction for upgrade expenditures on the Property (paid in full);

ii.	$400,000 by July 31, 2006 for upgrades to the Property (paid in full);

iii.	$1,375,000 by October 2, 2006 to be paid for existing debt owed by Minanca (paid in full); and

iv.
The balance of $3,725,000 for exploration expenditures on the Property to be paid equally over a period of 5 months beginning September 1, 2006 with the final payment due on January 1, 2007 (the total amount has been paid in full).

As of August 31, 2011 and 2010 the loan advances equalled $6,100,000. Minanca is to undertake to grant a mortgage of all its assets to the Company as security against the loan advances noted above. Repayment of the loan advances rank in priority ahead of any dividend or distribution payments to shareholders of Minanca.

On December 9, 2007, the Company entered into an agreement with Emco to cancel the acquisition by Panex Resources of an 80% interest in Minanca. As a consequence, neither party has any further rights or obligations to each other, except that Minanca remains indebted to Panex Resources for an amount of $6,100,000 which it had agreed to repay as follows:

3.           Deferred Acquisition Costs and Loan Advances (continued)

(i)           payment of US$250,000 to Panex Resources by close of business on December 14, 2007;
(ii)           payment of US$1,750,000 to Panex Resources within 21 days of the execution of the agreement; and

(iii) payment of the remainder of the loan balance in accordance with the provisions of the June 2006 agreement (which provided for loan repayment from cash surpluses from the sale of mineral products) or as otherwise agreed between the parties.

As at the date of this report, no repayments have been made.  The loan was fully reserved for in the financial statements during the year ended August 31, 2007, however management continues to seek recovery of all or part of the loan.

On June 16, 2006, the Company paid $400,000 as per the terms of the agreement and provided a loan advance of $100,000 to Minanca.  Prior to August 31, 2007, the Company had recorded the $400,000 as deferred acquisition costs pending the final settlement of the agreement, however this amount was expensed to the income statement during the year ended August 31, 2007.

4.           Related Party Transactions

a)	During the year ended August 31, 2011, the Company recognized a total of $31,617 for donated services provided by the president / chief executive officer of the Company.
b)
The Company incurred management fees of $24,502 ($53,638 for the year ended August 31, 2010) for services provided by the president and chief executive officer of the Company, for the year ended August 31, 2011. As of August 31, 2011 and 2010 the Company has an accrued liability of $79,425 and $44,563 owing for management fees and travel expenses to this related party.

c)
Included in professional fees are consulting fees of $52,398 incurred during the year ended August 31, 2011 ($30,687 for the year ended August 31, 2010) for administration, office rent, accounting and company secretarial services provided by a company in which the president and chief executive officer and former director are directors and shareholders. As of August 31, 2011 and 2010, the Company has an accrued liability of $202,258 and $124,180, respectively, owing for services provided under this agreement.

d)
In August 2007 the Company received loan proceeds totalling $105,068, from companies in which the president and chief executive officer is a director and shareholder. Interest is charged at 8% simple interest, is unsecured and has no stated maturity date.  In May 2008 $67,193 was repaid, including accrued interest. On December 20, 2010, principal of $46,892 and accrued interest of $15,751 was assigned to an unrelated third party (Note 7). As of August 31, 2011, there was $1,254 of accrued interest outstanding in relation to the loans ($62,643 as of August 31, 2010).

5.           Mineral Properties

a)	De Beira 1 Mineral Claim

On May 20, 2005, the mineral claim known as “De Beira 1” was staked in British Colombia, Canada on behalf of Panex and held in trust for Panex until 2006. During the year ended August 31, 2006, Panex relinquished ownership of the De Beira 1 mineral claim as it was not considered sufficiently prospective and turned its attention to other opportunities. An amount of just over $600 was spent on the costs of staking this claim and commissioning a desk-top report on the geology of the area. Other than this, no work was conducted on the property prior to relinquishing it.

b)	Titiribi Gold/Copper Project

The Company entered into an agreement with Goldplata Corporation Limited, Goldplata Resources Inc. and Goldplata Resources Sucursal Colombia (the “Goldplata Group”) dated May 6, 2006, whereby the Company was granted an option to acquire up to 70% interest in the Titiribi Gold/Copper project in Colombia, South America. The agreement allowed the Company to acquire an initial interest of 65% by sole funding $8 million in exploration expenditures within a 3 year period (the “Option Period”).  The Option Period commenced on June 9, 2006. After acquiring 65% interest, the Company had 60 days to elect to sole fund further expenditures in order to acquire another 5%, giving it a total interest of 70%. The additional interest was to be acquired upon the earlier of completing a bankable feasibility study or spending a further $12 million, both within a period of no more than 3 years from the time of the election. The Company could not withdraw from the agreement after the start of the Option Period until it either incurred $1 million in exploration expenditures or paid $1 million to the Goldplata Group.  Through August 31, 2008, $2,830,000 of exploration expenditures have been paid by the Company and recorded as mineral property and exploration costs on the statement of operations.  No further payments were made during the years ended August 31, 2010 and 2011 or up to the date of this report.

5.           Mineral Properties (continued)

b)	Titiribi Gold/Copper Project (continued)

On January 11, 2008 the Company entered into an agreement with Australian publicly traded company, Windy Knob Resources Limited (“Windy Knob”) to assign its interests in the Titiribi Gold/Copper Project for cash proceeds of $1 million being reimbursement of exploration expenditures and 3,250,000 shares of common stock in Windy Knob. The terms of the agreement were as follows:

(i)	payment of $250,000 to the Goldplata Group on behalf of Panex Resources to satisfy outstanding cash call requirements (this was paid in January 2008);
(ii)	payment of $540,000 to the Goldplata Group on behalf of Panex Resources to satisfy outstanding cash calls at the completion of due diligence by Windy Knob (this was paid in January 2008); and
(iii)	payment of $210,000 direct to Panex Resources at the completion of due diligence by Windy Knob (this was received on February 4, 2008).

In connection with this transaction, the Company recognized a gain of $1,376,288, during the year ended August 31, 2008 which is reported in other income. As noted above, $790,000 of this gain is offset within mineral property and exploration costs, as it was paid to the Goldplata Group by Windy Knob on behalf of the Company to secure the Company’s rights under the original agreement prior to the sale.

The 3,250,000 shares in Windy Knob were issued to the Company on April 16, 2008 and sold on May 23, 2008 for cash proceeds of $250,047. In connection with this sale, the Company recognized a realized loss of $126,182 during the year ended August 31, 2008. This prior year loss represented the difference between the fair value at the date the shares were issued to the Company and the date the shares were sold to a third party.

c)      Peruvian Gold / Silver Projects

On July 5, 2006, the Company entered into agreements with the Goldplata Group to acquire an interest of up to 70% in the Condoroma and Suyckutambo Projects in Peru. The Company was granted an option to acquire up to 70% interest in each of these two projects on identical terms. The agreements allowed the Company to acquire an initial interest of 65% by sole funding $4 million in exploration expenditures within a 3 year period (the “Option Period”).  The Option Period commenced on August 4, 2006.  After acquiring 65%, the Company had 60 days to elect to sole fund further expenditures in order to acquire another 5%, giving it a total interest of 70%. The additional interest was to be acquired upon the earlier of completing a bankable feasibility study or spending a further $6 million, both within a period of no more than 3 years from the time of the election.  The Company could not withdraw from the agreement after the start of the Option Period until it either incurred $500,000 in exploration expenditures or paid $500,000 to the Goldplata Group.  Through August 31, 2008, $1,110,000 of exploration expenditures have been paid by the Company on the Condoroma & Suyckutambo projects and recorded as mineral property and exploration costs on the statement of operations. No further payments were made during the years ended August 31, 2010 and 2011 or up to the date of this report.

In September 2007, Panex Resources decided to withdraw from the Condoroma and Suyckutambo Projects as it became apparent that Panex Resources and the permit holders, the Goldplata Group, had different philosophies about how the projects should be further explored and developed.  Panex Resources favored a measured approach, with a focus on further exploration to maximize the resource potential whereas the Goldplata Group favored a short term development and production strategy.

d)      Acandi Project

On October 19, 2006, the Company entered into a preliminary agreement in association with the Goldplata Group to earn an 80% interest in the Acandi copper / gold project in North East Colombia, near the Panama border, by sole funding exploration expenditures and making cash payments to the present beneficial holder of the project interest.  Through August 31, 2008, $525,000 of exploration expenditures have been paid by the Company. No further payments were made during the years ended August 31, 2010 and 2011 or up to the date of this report.

In September 2007, the Company withdrew from the Acandi project and there are no residual rights or financial obligations.

6.	Stockholders’ Equity

Common stock

Panex’s authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share.  On August 30, 2010, the authorized capital was increased from 75,000,000 shares of common stock to 500,000,000 shares of common stock.

Stock cancellations and recapitalization:

On May 25, 2006 and June 9, 2006, the Company completed the return and cancellation of 30,000,000 and 6,000,000 common shares to the treasury, respectively. The shares were returned by the former president of the Company.

The net loss per share amounts and stockholders’ equity (deficit) have been retroactively restated (accounted for as a recapitalization) to reflect the return and cancellation of 36,000,000 common shares by the former president of the Company.

Common stock issuances:

On May 28, 2004, the Company issued 6,000,000 shares of common stock to the then President of the Company for reimbursement of legal expenses of $500 incurred on behalf of the Company.

On June 30, 2005, the Company issued 6,000,000 shares of common stock for cash proceeds of $25,000.

On April 15, 2005, the Company issued 22,500,000 shares of common stock for cash proceeds of $18,750.

On March 22, 2005 the Company issued 36,000,000 shares of common stock for cash proceeds of $3,000.

On June 8, 2006, the Company completed a private placement with a director of the Company for 714,285 common shares at a price of $2.80 per share for proceeds of $2,000,000.

On August 30, 2006, the Company completed a private placement of 1,250,000 units at a price of $2.00 per unit for proceeds of $2,500,000. Each unit consisted of one common share and one common share purchase warrant.

Each share purchase warrant entitles the holder to acquire one additional common share at an exercise price of $2.50 per share for a period of two years. All warrants expired unexercised on August 31, 2008.

During November 2006, the Company completed private placements for 3,095,000 shares of restricted common stock at $0.80 per share, raising proceeds of $2,476,000.

In January 2007 the Company completed two private placements for 3,187,500 shares of restricted common stock at $0.80 per share raising proceeds of $2,550,000.

In February 2007 the Company completed two private placements for 1,350,000 shares of restricted common stock at $0.80 per share raising proceeds of $1,080,000.

On February 28, 2009, the board of directors authorized the issuance of 14,100,000 restricted shares of common stock at a subscription price of $0.01 per restricted share, for cash proceeds of $16,000 and the settlement of $125,000 accrued liabilities and debt. The shares were issued on June 19, 2009.

On May 29, 2009, the Company completed a private placement for 1,500,000 shares of restricted common stock at price of $0.01 per restricted share in exchange for the settlement of $15,000 debt.

In October 2009, the Company issued 6,350,000 restricted shares of common stock at a subscription price of $0.01 per restricted share, for cash proceeds of $40,000 and the settlement of $23,500 in accrued liabilities and debt due to a related party. The cash was received in December 2008.

In January 2010, the Company issued 1,000,000 restricted shares of common stock at a subscription price of $0.01 per restricted share, for the settlement of $10,000 in accrued liabilities and debt due to a related party.

6.	Stockholders’ Equity (continued)

Common stock (continued)

On December 20, 2010, the Company issued 2,955,483 restricted shares of common stock at a subscription price of $0.05 per share, for the settlement of $147,774 in accounts payable and accrued liabilities and issued 9,347,640 restricted shares of common stock at a subscription price of $0.05 per share for the settlement of loans and accrued interest totalling $467,382 from an unrelated third party (Note 7).

7.	Other Loans and Borrowings

In March and July 2007, the Company received loan proceeds of $240,000 and $500,000 respectively from an unrelated third party. These loans are unsecured and bear interest at 8% per annum with no fixed repayment date, but the understanding with the lender is that the loans will be repaid from the proceeds of future equity financings and/or the repayment of amounts lent to Minanca. On December 20, 2010, principal of $46,892 and interest of $15,751 was assigned to this third party (Note 4d).  In December 2010, $267,072 of this loan as well as $200,310 of accrued interest on this loan was settled by the issue of 9,347,640 shares.

In January 2011, the Company received loan proceeds of $50,000 from an unrelated third party. This loan is unsecured, has no stated interest rate and is payable when cash flow permits.

8.	Non-Cash Investing and Financing Activities

	Year ended August 31, 2011 $	Year ended August 31, 2010 $	Accumulated from May 28, 2004 (Date of Inception) to August 31, 2011 $
Issuance of common stock for settlement of debt (including accrued interest:

Related party	-	-	5,673
Non-related party	467,382	-	507,029

Issuance of common stock for settlement of accounts payable:

Related party	-	33,500	128,180
Non-related party	147,774	-	147,774

Cash paid to Goldplata on behalf of the Company (Note 5)	-	-	790,000

9. Income Taxes

The components of the Company’s net deferred tax asset as of August 31, 2011 and 2010, and the statutory tax rate, the effective tax rate and the valuation allowance are as follows:

	August 31, 2011	August 31, 2010
Net operating losses	6,443,413	6,143,915
Loan loss reserves	6,100,000	6,100,000
	12,543,413	12,243,915
Statutory tax rate	35%	35%
Deferred tax asset	4,390,195	4,285,370
Valuation allowance	(4,390,195)	(4,285,370)
Net deferred tax asset	-	-

9.     Income Taxes (continued)

The Company has net operating loss carry-forwards for tax purposes of approximately $6,443,000, which begin expiring in 2030. The utilization of the net operating loss carry-forwards cannot be assured.

Deferred income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company provided a valuation allowance of 100% of its net deferred tax asset due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
QUARTERLY REPORT FOR THE PERIOD ENDED FEBRUARY 29, 2012 (UNAUDITED)

NOTES TO THE FINANCIAL STATEMENTS (unaudited)

Page - 44

FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
QUARTERLY REPORT FOR THE PERIOD ENDED FEBRUARY 29, 2012 (UNAUDITED)

PANEX RESOURCES INC.
(An exploration stage enterprise)	As at	As at
Balance Sheets	February 29	August 31
	2012 (Unaudited)	2011
(Expressed in U.S. Dollars)	$	$

ASSETS
Current assets
Cash	168,638	19,357
Total current assets	168,638	19,357
Total assets (all current)	168,638	19,357

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued expenses	330,755	100,211
Accounts payable and accrued expenses – related parties	168,024	282,937
Accrued liabilities, other	34,514	35,476
Loans and borrowings	570,426	598,873
Total current liabilities	1,103,719	1,017,497

Stockholders’ Equity (Deficiency)
Common stock
Authorized: 500,000,000 (2010: 500,000,000) common shares with par value of $0.001 each
Issued and outstanding: 87,827,461 (2011: 79,349,908) common shares	87,827	79,349
Advances for stock subscriptions	162,000	-
Additional paid-in capital	11,579,630	11,418,557
Donated capital	77,627	47,367
Accumulated deficit during the exploration stage	(12,842,165)	(12,543,413)
Stockholder’ equity (deficiency)	(935,081)	(998,140)
Total liabilities and stockholders’ equity (deficiency)	168,638	19,357

The accompanying notes are an integral part of these financial statements.

F2 - 1

STATEMENTS OF OPERATIONS

PANEX RESOURCES INC.	Cumulative	For the	For the	For the	For the
(An exploration stage enterprise)	May 28, 2004	Three Months	Three Months	Six Months	Six Months
Statements of Operations	(inception)	Ended	Ended	Ended	Ended
	to February 29	February 29	February 28	February 29	February 28
(Unaudited)	2012	2012	2011	2012	2011
(Expressed in U.S. Dollars)	$	$	$	$	$

Operating Expenses
Donated rent	5,250	-	-	-	-
Donated services	72,377	15,000	-	30,260	-
General and administrative	93,799	637	6,665	953	8,476
Foreign currency transaction loss (gain)	101,582	8,465	15,437	(15,058)	43,506
Mineral property and exploration costs	4,739,777	-	-	-	-
Management fees	677,087	-	9,911	-	24,502
Professional fees	1,294,928	241,772	37,028	261,044	61,897
Travel costs	335,415	-	-	-	-
Write-off deferred acquisition cost	400,000	-	-	-	-
Provision against Minanca loan	6,100,000	-	-	-	-
	13,820,215	265,874	69,041	277,199	138,381
Other income (expense)
Interest income	32,281	-	151	-	300
Interest expense	(304,277)	(11,185)	(11,718)	(21,553)	(29,090)
Loss on sale of investment	(126,182)	-	-	-	-
Gain on sale of mineral property right	1,376,228	-	-	-	-
	978,050	(11,185)	(11,567)	(21,553)	(28,790)
Net Loss	(12,842,165)	(277,059)	(80,608)	(298,752)	(167,171)

Net Loss Per Share – Basic and Diluted		*	*	*	*
Weighted Average Shares Outstanding		79,908,868	76,615,881	79,584,095	69,406,288

* amount is less than $0.01 per share
The accompanying notes are an integral part of these financial statements.

F2 - 2

STATEMENTS OF CASH FLOWS PANEX RESOURCES INC.	Cumulative	For the	For the
(An exploration stage enterprise)	May 28, 2004	Six Months	Six Months
Statements of Cash Flows	(inception)	Ended	Ended
	to February 29	February 29	February 28
(Unaudited)	2012	2012	2011
(Expressed in U.S. Dollars)	$	$	$
Cash Flows From Operating Activities
Net loss	(12,842,165)	(298,752)	(167,171)
Adjustments to reconcile net loss to cash used in operating activities			-
Foreign currency transaction loss (gain)	101,582	(15,058)	43,506
Gain on sale of mineral property rights	(586,228)	-	-
Loss on sale of investment	126,181	-	-
Donated services and expenses	77,627	30,260	-
Expenses paid by issue of common stock	500	-	-
Write-off deferred acquisition costs	400,000	-	-
Provision against Minanca loan	6,100,000	-	-
Change in operating assets and liabilities
Increase in accounts payable and accrued liabilities	853,741	343,684	25,373
Increase (decrease) in amounts due to related parties	298,540	(71,977)	56,718
Net Cash Used in Operating Activities	(5,470,222)	(11,843)	(41,574)
Cash Flows From Investing Activities
Cash received from sale of investment	250,047	-	-
Cash received from sale of mineral property rights	210,000	-	-
Deferred acquisition costs	(400,000)	-	-
Loan advances	(7,100,000)	-	-
Repayment of loan advance	1,000,000	-	-
Net Cash Used in Investing Activities	(6,039,953)	-	-
Cash Flows From Financing Activities
Loan from related parties	594,313	-	-
Loan repaid to related parties	(576,483)	-	-
Loan from unrelated third parties	790,000	-	50,000
Deposits received for common shares to be issued	202,000	162,000	-
Common shares issued for cash	10,668,750	-	-
Net Cash Provided by Financing Activities	11,678,580	162,000	50,000
Effect of Exchange Rates on Cash	233	(876)	2,452
Increase in Cash	168,638	149,281	10,878
Cash at Beginning of Period	-	19,357	29,178
Cash at End of Period	168,638	168,638	40,056
The accompanying notes are an integral part of these financial statements.

F2 - 3

STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)

PANEX RESOURCES INC.
(An exploration stage enterprise)
Statements of Stockholder’s Equity (Deficiency) and Comprehensive Income (Loss)
May 28, 2004 (inception) to February 29, 2012
(Expressed in U.S. Dollars)
	Common Stock Shares Amount # $		Additional paid-in capital $	Donated Capital $	Accumulated (deficit) during exploration stage $	Advances for Stock Subscriptions $	Total stockholders' equity (deficiency) $
Balances, May 28, 2004 (Date of inception)
Common stock issued for services to president	6,000,000	6,000	(5,500)	-	-	-	500
Return and cancellation of shares	(6,000,000)	(6,000)	6,000	-	-	-	-
Net loss					(500)		(500)
Balances, August 31, 2004	-	-	500	-	(500)	-	-
Common stock issued for cash	64,500,000	64,500	(17,750)	-	-	-	46,750
Return and cancellation of shares	(30,000,000)	(30,000)	30,000	-	-	-	-
Donated rent	-	-	-	3,000	-	-	3,000
Donated services	-	-	-	6,000	-	-	6,000
Net loss					(15,769)		(15,769)
Balances, August 31, 2005	34,500,000	34,500	12,750	9,000	(16,269)	-	39,981
Common stock issued for cash	1,964,285	1,964	4,498,036	-	-	-	4,500,000
Donated rent	-	-	-	2,250	-	-	2,250
Donated services	-	-	-	4,500	-	-	4,500
Net loss					(848,560)		(848,560)
Balances, August 31, 2006	36,464,285	36,464	4,510,786	15,750	(864,829)	-	3,698,171
Common stock issued for cash	7,632,500	7,632	6,098,368			-	6,106,000
Net loss					(10,943,990)		(10,943,990)
Balances, August 31, 2007	44,096,785	44,096	10,609,154	15,750	(11,808,819)	-	(1,139,819)
Net loss					(66,651)		(66,651)
Balances, August 31, 2008	44,096,785	44,096	10,609,154	15,750	(11,875,470)	-	(1,206,470)
Common stock issued for cash	1,600,000	1,600	14,400			-	16,000
Common stock issued for settlement of debt	14,000,000	14,000	126,000			-	140,000
Shares to be issued	-	-	30,000			-	30,000
Net loss					(154,585)		(154,585)
Balances, August 31, 2009	59,696,785	59,696	10,779,554	15,750	(12,030,055)	-	(1,175,055)
Common stock issued for cash received in December 2008	4,000,000	4,000	6,000	-	-	-	10,000
Common stock issued for settlement of debt	3,350,000	3,350	30,150	-	-	-	33,500
Net loss					(213,860)		(213,860)
Balances, August 31, 2010	67,046,785	67,046	10,815,704	15,750	(12,243,915)	-	(1,345,415)
Common stock issued for settlement of accounts payable, accrued liabilities and debt (Notes 6 and 7)	12,303,123	12,303	602,853	-	-	-	615,156
Donated services (Note 4 (a))	-	-	-	31,617	-	-	31,617
Net loss					(299,498)		(299,498)
Balances, August 31, 2011	79,349,908	79,349	11,418,557	47,367	(12,543,413)	-	(998,140)
Donated services (Note 4 (a))	-	-	-	30,260	-	-	30,260
Issuance of common stock for settlement of debt and accounts payable in February 2012	8,477,553	8,478	161,073	-	-	-	169,551
Advance for stock subscriptions	-	-	-	-	-	162,000	162,000
Net loss					(298,752)	-	(298,752)
Balances, February 29, 2012	87,827,461	87,827	11,579,630	77,627	(12,842,165)	162,000	(935,081)

The accompanying notes are an integral part of these financial statements.

F2 - 4

NOTES TO FINANCIAL STATEMENTS

1.	Organization, Nature of Business, Going Concern and Management’s Plans

Panex Resources Inc. (‘Panex” or the “Company”) was incorporated in the State of Nevada on May 28, 2004. The Company is considered to be an Exploration Stage Company. The Company’s principal business is the acquisition and exploration of mineral resources.

Going concern and management’s plans:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  Since its inception on May 28, 2004, the Company has not generated revenue and has incurred net losses.  The Company incurred a net loss of $298,752 for the six months ended February 29, 2012, and a deficit accumulated during the exploration stage of $12,842,165 for the period May 28, 2004 (inception) through February 29, 2012. Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from shareholders and proceeds from equity financings to fund its operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

As a consequence of the Company’s withdrawal from the Minanca acquisition in Ecuador, the Colombian Projects (Titiribi and Acandi) and the Peruvian Projects (Condoroma and Suyckutambo), the Company has no mineral property interests as of the date of this report.  Certain mineral property interests are presently being considered, but it is too early to say whether they may be considered appropriate for acquisition.

As of February 29, 2012, the Company had cash of $168,638.

During the next 12 months, management’s objective is to recapitalize Panex, raise new capital and seek new investment opportunities in the mineral sector.  Management believes that its worldwide industry contacts will make it possible to identify and assess new projects for acquisition purposes.

Panex is seeking a viable business opportunity through acquisition, merger or other suitable business combination method, with a focus on undervalued mineral properties for eventual acquisition.  Panex intends to concentrate its acquisition efforts on mineral properties or mineral exploration businesses that management believes to be undervalued or that management believes may realize a substantial benefit from being publicly owned. Panex will continue to identify and assess undervalued mineral properties when capital raisings are completed.  A small number of mineral properties are presently being reviewed, but it is too early to say whether they may be considered appropriate for acquisition. The Company is in the process of finalizing plans to raise new capital of a maximum of $2,400,000 whereby Panex is offering up to 30,000,000 shares of common stock on a self-underwritten basis.  A Prospectus on Form 424B4 was filed on February 17, 2012 with the Securities and Exchange Commission.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

2.	Summary of Significant Accounting Policies

a.	Basis of Preparation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States. The Company’s fiscal year-end is August 31.  Certain reclassifications to the 2011 balance sheet have been made to conform with 2012 presentation, none of which had any effect on cash flows from operating, investing and financing activities or total assets, total liabilities and stockholders’ equity (deficiency).

b.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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2. Summary of Significant Accounting Policies (Continued)

c.	Basic and Diluted Net Income (Loss) Per Share

Basic earnings per share (EPS) calculations are computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. There were no potential dilutive securities outstanding at February 29, 2012 or February 28, 2011.

d.	Cash

Cash includes deposits in banks which are unrestricted as to withdrawal or use.

e.	Mineral Property and Exploration Costs

The Company has been in the exploration stage since its formation on May 28, 2004 and has not realized any revenues from its planned operations. It has been primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred.  When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized.  Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

f.	Deferred Acquisition Costs

The Company capitalizes deposits paid during the acquisition of equity interests as deferred acquisition costs.  Deferred acquisition costs are recorded at cost and are included in the purchase price of the equity interest once the acquisition has been consummated.

g.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The Company uses a fair value hierarchy that has three levels of inputs, both observable and unobservable, with use of the lowest possible level of input to determine fair value.

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 - assets and liabilities whose significant value drivers are unobservable.

As of February 29, 2012, the Company did not have any assets or liabilities that were measured at fair value on a recurring or non-recurring basis.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Financial instruments, which include cash, accounts payable, and loans and borrowings, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.  The financial risk to the Company’s operations that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

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2. Summary of Significant Accounting Policies (Continued)

h.	Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases, as well as net operating losses.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs.  A valuation allowance is provided to reduce the deferred tax assets to a level, that more likely than not, will be realized.

Management does not believe that the Company has any unrecognized tax positions. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

i.	Foreign Currency Translation and Transactions

The Company’s functional and reporting currency is the United States dollar.  Monetary assets and liabilities denominated in foreign currencies are translated into the United States dollar using the exchange rate prevailing at the balance sheet date.   Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income.

j.	Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentration of credit risk consist of cash.  The Company’s cash is in demand deposit accounts placed with federally insured financial institutions in Canada.

k.	Interim Financial Statements

In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

The unaudited financial statements should be read in conjunction with the Company’s audited financial statements and footnotes thereto for the year ended August 31, 2011, which are included in the Company’s Annual Report on Form 10-K.

l.	Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability.  Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change.  A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, the Company has not determined whether implementation of such proposed standards would be material to the Company’s financial statements.  New pronouncements assessed by the Company recently are discussed below:

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income (“ASU 2011-05”).  ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011 (March 1, 2012 for the Company).  The Company does not expect the adoption of ASU 2011-04 to have a material impact on its results of operations, financial condition, or cash flows.

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3.	Deferred Acquisition Costs and Loan Advances and Financing Activities

Deferred Acquisition Costs and Loan Advances:

On June 15, 2006, the Company entered into an agreement with Emco Corporation (“Emco”) whereby the Company was granted an option to acquire 80% of the issued and outstanding shares of Minanca, which owns mineral exploration property in Ecuador (the “Property”), for an aggregate purchase price of $30,400,000 comprised of 10 million restricted common shares of the Company at an issue price of $3 per common share and a cash payment of $400,000.

Under the terms of the acquisition agreement and pursuant to settlement of the acquisition, the Company was obligated to pay loan advances of $7,000,000.

As of February 29, 2012, the loan advances equalled $6,100,000. Minanca is to undertake to grant a mortgage of all its assets to the Company as security against the loan advances noted above. Repayment of the loan advances rank in priority ahead of any dividend or distribution payments to shareholders of Minanca.

On December 9, 2007, the Company entered into an agreement with Emco to cancel the acquisition by Panex of an 80% interest in Minanca. As a consequence, neither party has any further rights or obligations to each other, except that Minanca remains indebted to Panex for an amount of $6,100,000 which it had agreed to repay as follows:

i.	payment of US$250,000 to Panex by close of business on December 14, 2007;
ii.	payment of US$1,750,000 to Panex within 21 days of the execution of the agreement; and
iii.
payment of the remainder of the loan balance in accordance with the provisions of the June 2006 agreement (which provided for loan repayment from cash surpluses from the sale of mineral products) or as otherwise agreed between the parties.

Through, and, subsequent to, February 29, 2012, no repayments have been made.  The loan was fully reserved for in the financial statements during the year ended August 31, 2007, however management continues to seek recovery of all or part of the loan.

On June 16, 2006, the Company paid $400,000 as per the terms of the agreement and provided a loan advance of $100,000 to Minanca.  Prior to August 31, 2007, the Company had recorded the $400,000 as deferred acquisition costs pending the final settlement of the agreement, however this amount was expensed to the income statement during the year ended August 31, 2007.

Financing Activities:

On February 24, 2012, the Company entered into debt settlement agreements with creditors and related parties in consideration for the issuance of the Company’s common stock, par value $0.001, at a per share price of $0.02 per share.  As a result, the Company will no longer be indebted as further set forth in the debt settlement agreements as follows:

Ross Doyle, a related party for $ 39,551, for a total of 1,977,553 shares at a price of $0.02 per share.

Werte AG, a creditor, for $ 80,000, for a total of 4,000,000 shares at a price of $0.02 per share.

Lars Pearl, a creditor, for $ 50,000, for a total of 2,500,000 shares at a price of $0.02 per share.

During the period, the Company also received cash of $162,000 from a private placement of 2,025,000 shares of common stock shares at $0.08 per share.  The common stock has not yet been issued.

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4.	Related Party Transactions

a.	During the three and six months ended February 29, 2012, the Company recognized a total of $15,000 and $30,260 respectively for donated services provided by the president of the Company.

b.
The Company incurred nil management fees during the three and six months ended February 29, 2012 (prior periods: $9,911 and $24,502, respectively) for services provided by the president of the Company.  As of February 29, 2012, the Company has an accrued liability of $76,044 for management fees and travel expenses due to this related party.

c.
Included in professional fees during the three and six months ended February 29, 2012 is $39,551 (prior period: $0) paid to the Chief Financial Officer (CFO) for consulting, administration, travel expenses and fund raising activities.  This amount has been settled for issuance of 1,977,553 shares of commons stock (Note 3).

d.
In August 2007, the Company received loan proceeds totaling $105,068 from companies in which the president/chief executive officer is a director and shareholder.  Interest is charged at 8% simple interest, the loan is unsecured and has no stated maturity date.  In May 2008 $67,193 was repaid including accrued interest.  On December 20, 2010, principal of $46,892 and accrued interest of $15,751 was assigned to an unrelated third party (Note 6).  As of February 29, 2012, there was $1,228 of accrued interest outstanding in relation to the loans.

e.
Included in professional fees during the three and six months ended February 29, 2012, $91,980 in consulting fees were recognized for services performed by Coresco AG.  The President and CFO exert significant influence over this company.  The fees are in relation to preliminary work performed for fund raising activities.

5.	Mineral Properties

a.	DeBeira 1 Mineral Claim

On May 20, 2005, the mineral claim known as “De Beira 1” was staked in British Columbia, Canada on behalf of Panex and held in trust for Panex until 2006.  During the year ended August 31, 2006, Panex relinquished ownership of the De Beira 1 mineral claim as it was not considered sufficiently prospective and turned its attention to other opportunities.  An amount of just over $600 was spent on the costs of staking this claim and commissioning a desk-top report on the geology of the area.  Other than this, no work was conducted on the property prior to relinquishing it.

b.	Titiribi Gold/Copper Project

The Company entered into an agreement with Goldplata Corporation Limited, Goldplata Resources Inc. and Goldplata Resources Sucursal Colombia (the “Goldplata Group”) dated May 6, 2006, whereby the Company was granted an option to acquire up to 70% interest in the Titiribi Gold/Copper project in Colombia, South America. The agreement allowed the Company to acquire an initial interest of 65% by sole funding $8 million in exploration expenditures within a 3 year period (the “Option Period”).  The Option Period commenced on June 9, 2006. After acquiring 65% interest, the Company had 60 days to elect to sole fund further expenditures in order to acquire another 5%, giving it a total interest of 70%. The additional interest was to be acquired upon the earlier of completing a bankable feasibility study or spending a further $12 million, both within a period of no more than 3 years from the time of the election. The Company could not withdraw from the agreement after the start of the Option Period until it either incurred $1 million in exploration expenditures or paid $1 million to the Goldplata Group.  Through August 31, 2008, $2,830,000 of exploration expenditures have been paid by the Company and recorded as mineral property and exploration costs on the statement of operations.  No further payments were made and up to the date of this report.

On January 11, 2008 the Company entered into an agreement with Australian publicly traded company, Windy Knob Resources Limited (“Windy Knob”) to assign its interests in the Titiribi Gold/Copper Project for cash proceeds of $1 million being reimbursement of exploration expenditures and 3,250,000 shares of common stock in Windy Knob.

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5. Mineral Properties (Continued)

The terms of the agreement were as follows:

i.	payment of $250,000 to the Goldplata Group on behalf of Panex to satisfy outstanding cash call requirements (this was paid in January 2008);
ii.	payment of $540,000 to the Goldplata Group on behalf of Panex to satisfy outstanding cash calls at the completion of due diligence by Windy Knob (this was paid in January 2008); and
iii.	payment of $210,000 direct to Panex at the completion of due diligence by Windy Knob (this was received on February 4, 2008).

In connection with this transaction, the Company recognized a gain of $1,376,288, during the year ended August 31, 2008 which is reported in other income. As noted above, $790,000 of this gain is offset within mineral property and exploration costs, as it was paid to the Goldplata Group by Windy Knob on behalf of the Company to secure the Company’s rights under the original agreement prior to the sale.

The 3,250,000 shares in Windy Knob were issued to the Company on April 16, 2008 and sold on May 23, 2008 for cash proceeds of $250,047. In connection with this sale, the Company recognized a realized loss of $126,182 during the year ended August 31, 2008. This prior year loss represented the difference between the fair value at the date the shares were issued to the Company and the date the shares were sold to a third party.

c.	Peruvian Gold / Silver Projects

On July 5, 2006, the Company entered into agreements with the Goldplata Group to acquire an interest of up to 70% in the Condoroma and Suyckutambo Projects in Peru. The Company was granted an option to acquire up to 70% interest in each of these two projects on identical terms. The agreements allowed the Company to acquire an initial interest of 65% by sole funding $4 million in exploration expenditures within a 3 year period (the “Option Period”).  The Option Period commenced on August 4, 2006.  After acquiring 65%, the Company had 60 days to elect to sole fund further expenditures in order to acquire another 5%, giving it a total interest of 70%. The additional interest was to be acquired upon the earlier of completing a bankable feasibility study or spending a further $6 million, both within a period of no more than 3 years from the time of the election.  The Company could not withdraw from the agreement after the start of the Option Period until it either incurred $500,000 in exploration expenditures or paid $500,000 to the Goldplata Group.  Through August 31, 2008, $1,110,000 of exploration expenditures have been paid by the Company on the Condoroma and Suyckutambo Projects and recorded as mineral property and exploration costs on the statement of operations. No further payments were made up to the date of this report.

In September 2007, the Company decided to withdraw from the Condoroma and Suyckutambo Projects as it became apparent that the Company and the permit holders, the Goldplata Group, had different philosophies about how the projects should be further explored and developed.  De Beira favored a measured approach, with a focus on further exploration to maximize the resource potential whereas the Goldplata Group favored a short term development and production strategy.

d.	Acandi Project

On October 19, 2006, the Company entered into a preliminary agreement in association with the Goldplata Group to earn an 80% interest in the Acandi copper / gold project in North East Colombia, near the Panama border, by sole funding exploration expenditures and making cash payments to the present beneficial holder of the project interest.  Through August 31, 2008, $525,000 of exploration expenditures have been paid by the Company. No further payments were made up to the date of this report.

In September 2007, the Company withdrew from the Acandi project and there are no residual rights or financial obligations.

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6.	Loans and Borrowings

In March and July 2007, the Company received loan proceeds of $240,000 and $500,000 respectively from an unrelated third party. These loans are unsecured and bear interest at 8% per annum with no fixed repayment date, but the understanding with the lender is that the loans will be repaid from the proceeds of future equity financings and/or the repayment of amounts lent to Minanca. On December 20, 2010, principal of $46,892 and interest of $15,751 was assigned to this third party (Note 4d).  In December 2010, $267,072 of this loan as well as $200,310 of accrued interest on this loan was settled by the issue of 9,347,640 shares.

In January 2011, the Company received loan proceeds of $50,000, from an unrelated third party. This loan is unsecured, has no stated interest rate.  This amount was settled for issuance of 2,500,000 shares of commons stock in February 2012 (Note 3).

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Management’s Discussion and Analysis of Financial Condition

General

This discussion should be read in conjunction with the August 31, 2011 audited financial statements and the tables included elsewhere in this registration statement.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future performance.  However, future performance involves risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements.  See “Forward-looking Statements” below for more details.

Panex was incorporated in the State of Nevada on May 28, 2004 and changed its name from “De Beira Goldfields Inc.” to “Panex Resources Inc.” on September 27, 2010.  Panex is also a “shell” company as defined by the SEC as a result of only having nominal operations and nominal assets.  Panex’s primary business is the acquisition and exploration of mineral resources.  Panex is an Exploration Stage Company.

The financial statements for the year ended August 31, 2011 have been prepared assuming Panex will continue as a going concern.  Panex has incurred net losses of approximately $300,000 and $214,000 for the years ended August 31, 2011 and 2010.  The report of our independent registered public accounting firm on Panex’s financial statements as of and for the year ended August 31, 2011 includes a ‘going concern’ explanatory paragraph which means that the accounting firm has expressed substantial doubt about Panex’s ability to continue as a going concern.  Management’s plans with respect to these matters are described in this section and in its financial statements, and does not include any adjustments that might result from the outcome of this uncertainty.  There is no guarantee that Panex will be able to raise the funds or raise further capital for the operations planned in the future.

Liquidity, Capital Resources and Financial Position

Panex will need to raise additional capital to execute its business plan of project identification and assessment.  As mentioned previously, management intends to recapitalize the Company, raise new capital and seek new investment opportunities within the mineral sector.  Management believes that its worldwide industry contacts will make it possible to raise capital and identify and assess new projects.

If Panex does not receive sufficient funding on a timely basis, it could have a material adverse effect on its liquidity, financial condition and business prospects.  Additionally, if Panex receives funding, it may be on terms that are not favorable to Panex and its stockholders.

Year Ended August 31, 2011

As of August 31, 2011, Panex had cash of $19,357 and a working capital deficit of $998,140.  During the year ended August 31, 2011, Panex used $63,456 in operating activities compared to $44,420 in the year ended August 31, 2010.  Panex is not generating revenues and accordingly has not generated any cash flows from operations.  Panex is uncertain as to when it will produce cash flows from operations to meet operating and capital requirements and will require significant funding from external sources.

During the years ended August 31, 2011 and 2010, no cash was used to repay any debt, however, $615,156 of accounts payable, accrued liabilities and debt from an unrelated third party was converted to common stock during fiscal 2011 and $33,500 of debt was converted to common stock during fiscal 2010. Loan funds of $50,000 were received from an unrelated third party.

As part of this registration statement, Panex is offering up to 30,000,000 shares of common stock on a self-underwritten basis at an offering price is $0.08 per share for up to a maximum of $2,400,000 to be raised.

Three Months Ended February 29, 2012

The financial statements have been prepared assuming that we will continue as a going concern. Since our inception in May 2004, we have not generated revenue and have incurred net losses.  We have a working capital deficit of $935,081 at February 29, 2012, incurred net losses of $298,752 and $167,171 for the six months ended February 29, 2012 and 2011 respectively, and have a deficit accumulated during the exploration stage of $12,842,165 for the period from May 28, 2004 (inception) through February 29, 2012.

Accordingly, we have not generated cash flows from operations and have primarily relied upon loans from related and unrelated parties and equity financing to fund our operations. These conditions (as indicated in the 2011 audit report of our Independent Registered Public Accounting Firm), raise substantial doubt about the Company’s ability to continue as a going concern.

During the six months ended February 29, 2012, Panex used cash of $11,843 in operating activities compared to $41,574 in the six months ended February 28, 2011.  There has been a slight decrease in cash used in operating activities during the six months ended February 29, 2012.  The company intends to conserve cash reserves to the greatest extent possible and use the cash for investment opportunities.  As previously noted, Panex is not generating revenue8 and accordingly has not generated any significant cash flow from operations.  Panex is uncertain as to when it will produce cash flows from operations that are required to meet operating and capital requirements and will require significant funding from external sources to continue its operations.

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During the six months ended February 29, 2012 and 2011 respectively, no cash was used to repay any debt.  On February 24, 2012 financial liabilities were converted to common stock via the entry into debt settlement agreements with creditors and related parties in consideration for the issue of the Company’s common stock, par value $0.001, at a per share price of $0.02 per share, with the result that the Company will no longer be indebted as further set forth in the Settlement Agreements as follows:

 - Ross Doyle, a related party for $ 39,551 USD, for a total of 1,977,553 shares at a price of $0.02 per share.
 - Werte AG, a creditor, for $ 80,000 USD, for a total of 4,000,000 shares at a price of $0.02 per share.
 - Lars Pearl, a creditor, for $ 50,000 USD, for a total of 2,500,000 shares at a price of $0.02 per share.

These debt settlement agreements have been authorised by the Company.  These shares are not part of the offering and are not included in shares being offered by the selling shareholders, and were issued as restricted shares.

Furthermore during the period, the Company received subscriptions and subscription proceeds in the amount of $162,000 for 2,025,000 shares of common stock at $0.08 per share.  These subscriptions are part of the offering but the subscriptions have not been accepted yet and the shares will not be issued until after the Company has filed its post-effective amendment and obtained a new effective date for its prospectus.

Results of Operations

Year Ended August 31, 2011 compared to August 31, 2010

Revenue.  Panex has generated no operating revenues since its inception on May 28, 2004 through the year ended August 31, 2011.  For the year ended August 31, 2011, Panex had interest income of $575 compared to $446 for the year ended August 31, 2010.  Panex’s activities have been financed from the proceeds of share subscriptions.

Operating Expenses.  Total operating expenses for the year ended August 31, 2011 were $250,019 compared to $144,814 for the year ended August 31, 2010.  Operating expenses were higher in fiscal year 2011 than 2010 due primarily to higher professional fees as a result of preparing this registration statement and several amendments ($124,075 and $69,315 in fiscal years 2011 and 2010, respectively).  In addition, management fees and some professional fees are invoiced in Australian dollars and the Australian dollar increased in value against the United States dollar over the year ($58,682 loss and $13,686 loss in fiscal years 2011 and 2010, respectively).

Three Months Ended February 29, 2012

Panex has generated no operating revenues since its inception on May 28, 2004 through February 29, 2012.

For the three and six month periods ended February 29, 2012, Panex had net interest expense of $11,185 and $21,553 respectively, compared to $11,567 and $28,790 for the three and six month periods ended February 28, 2011.  Total expenses for the three and six months ended February 29, 2012 were $265,874 and $277,199, respectively, compared to $69,041 and $138,381 for the three and six months ended February 28, 2011.  Expenses were higher in the three and six month periods ended February 29, 2012 than the three and six month periods ended February 28, 2011 due to renewed activities to recapitalize the Company and seek new investment opportunities.

Inflation

Management does not believe that inflation will have a material impact on Panex’s future operations.

Off-balance sheet arrangements

Panex has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Panex’s financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, nor does Panex have any non-consolidated, special-purpose entities.

Contingencies and Commitments

Panex has no contingencies or long-term commitments.

While Panex has raised capital to meet its working capital and financing needs in the past, additional financing is required in order to fully complete its plan of operation and launch its business operations.  Panex is seeking financing in the form of equity in order to provide the necessary working capital.  Panex currently has no commitments for financing.  There are no assurances Panex will be successful in raising the funds required.

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Critical Accounting Policies and Estimates

Panex has identified the following policies below as critical to its business and results of operations.  Panex’s reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments.  These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations.  For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment.  Specific risks associated with these critical accounting policies are described in the paragraphs below.

Mineral property and exploration costs

Panex has been in the exploration stage since its formation on May 28, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties.  Mineral property and exploration costs are expensed as incurred.  When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized.  Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.  If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Valuation of loan advances

Panex evaluates loan advances for possible collectability concerns on a quarterly basis. Panex considers both the intent and ability of the borrower to repay the loan advances as part of its collectability analysis. Allowances are recorded against the loan advances in an amount management believes would be adequate to cover estimated losses, based on its evaluation of the collectability of the loan advances.

Recent Accounting Pronouncements

Panex continually assesses any new accounting pronouncements to determine their applicability.  Where it is determined that a new accounting pronouncement affects Panex’s financial reporting, Panex undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that Panex’s financials properly reflect the change.  A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, Panex has not determined whether implementation of such proposed standards would be material to Panex’s financial statements.  New pronouncements assessed by Panex recently are discussed below:

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income (“ASU 2011-05”).  ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011 (March 1, 2012 for Panex).  Panex does not expect the adoption of ASU 2011-04 to have a material impact on its results of operations, financial condition, or cash flows.

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Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Since inception on May 28, 2004, there were no disagreements with Panex’s accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure.  In addition, there were no reportable events as described in Item 304 of Regulation S-K that occurred within Panex’s two most recent fiscal years and the subsequent interim periods.

Directors, Executive Officers, Promoters and Control Persons

The directors named below will serve until the next annual meeting of the stockholders.  Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting.  Officers will hold their positions at the discretion of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.  There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was to be selected as a director or officer.

The names, addresses, ages and positions of Panex’s officers and directors that held their positions during or since the period ended 29 February 2012, are set forth below:

Name and Address	Age	Positions
Klaus Eckhof Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland	53	Chairman, Chief Executive Officer, President, and sole director
Ross Doyle Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland	40	Chief Financial Officer, Treasurer, and Corporate Secretary

Biographical information

Klaus Eckhof

Klaus Eckhof Dipl. Geol. TU, AusIMM ●  Mr Eckhof  has been the Chairman of the Company since May 2006 and was appointed sole director and Chief Executive Officer on June 1, 2008.  Mr Eckhof is a senior exploration geologist and a member of the Australian Institute of Mining and Metallurgy. Mr Eckhof has many global contacts and has been instrumental in sourcing and developing successful projects in Australia, Africa, Russia, South America and the Philippines.

Since 1994, Mr Eckhof has managed his own geological consultancy company and has considerable experience in assessing and acquiring mineral prospects around the world.  He was formerly President and Chief Executive Officer of Moto Goldmines Limited (“MGL”). Within 4 years from Mr Eckhof’s appointment, MGL discovered just under 20 million ounces of gold and completed a Bankable Feasibility Study at the Moto Gold Project in the Democratic Republic of Congo (DRC).  MGL was subsequently acquired by Rangold Resources. He is currently a director of KILO Goldmines Ltd, Carnavale Resources Ltd and Erongo Energy Limited.

During the past three years, Mr Eckhof has also served as a director of the following listed companies: Condor Resources Plc. (September 1996-April 2011), African Metals Corporation (November 2005 to January 2011), and Aspire Mining Limited (formerly Windy Knob Resources Ltd) (April 2008 to September 2009). Mr Eckhof intends to devote approximately 40% of his business time to the affairs of Panex.

Ross Doyle

Ross Doyle BCom, CA ● Mr Doyle has been the Chief Financial Officer, Treasurer, and Corporate Secretary of the Company since March 2012. Mr Doyle is a chartered accountant with over 15 years’ experience.  Over the last 15 years, Mr Doyle has been extensively involved within the commodity sector including working for Glencore for 9 years. Mr Doyle intends to devote approximately 50% of his business time to the affairs of Panex.

Conflicts of Interest

Panex does not have any written procedures in place to address conflicts of interest that may arise between its business and the future business activities of its directors and executive officers.

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Audit Committee Financial Expert

Panex does not have a member on its board of directors that has been designated as an audit committee “financial expert”.  Management does not believe that the addition of such an expert would add anything meaningful to Panex at this time.  It is also unlikely Panex would be able to attract an independent financial expert to serve on its board of directors at this stage of its development.  In order to entice such a director to join its board of Directors Panex would probably need to acquire directors’ errors and omission liability insurance and provide some form of meaningful compensation to such a director; two things Panex is unable to afford at this time.

Significant Employees and Consultants

Panex has no employees, with the exception of its executive officers.

Family Relationships

There are no family relationships among the directors, executive officers or persons nominated or chosen by Panex to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of Panex’s directors or officers has been:

●	a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;
●	convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, or to be associated with persons engaged in any such activity;

●
found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

●
found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

● ● ● ● ●
the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:
any Federal or State securities or commodities law or regulation; or
any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or
any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to Panex’s Officer for all services rendered in all capacities to Panex for the fiscal periods indicated.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan ($) (g)	Non-qualified Deferred Compen- sation Earnings ($) (h)	All other compen-sation ($) (i)	Total ($) (j)
Klaus Eckhof Chairman May 2006 – present CEO and President June 2008 - present	2009 2010 2011	43,799 53,638 24,502	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	43,799 53,638 24,502
Susmit Shah (1) CFO June 2006 – Mar 2012	2009 2010 2011	21,492 30,687 52,398	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	21,492 30,687 52,398
Ross Doyle CFO Mar 2012 – present	2009 2010 2011	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a

 (1)  Administration, accounting and secretarial fees of $52,398 (2010 - $30,687) were paid or payable to Corporate Consultants Pty Ltd, a company in which Mr Shah was previously a director.

Panex’s director has not received any monetary compensation as a director since Panex’s inception to the date of this prospectus. Panex currently does not pay any compensation to its director serving on its board of directors.

Stock Option Grants

Panex has not granted any stock options to the executive officer since its inception on May 28, 2004.

Employment Agreements

There are no other employment agreements between Panex and any named executive officer, and there are no employment agreements or other compensating plans or arrangements with regard to any named executive officer which provide for specific compensation in the event of resignation, retirement, other termination of employment or from a change of control of Panex or from a change in a named executive officer’s responsibilities following a change in control, with the exception of the following:

Management Agreement

On March 14, 2012 Panex entered into a services agreement with Coresco AG whereby Coresco will provide certain corporate services to Panex for a monthly fee of CHF10,000 (the “Services Agreement”).  The services will be provided for a term ending on December 31, 2015, subject to the early termination provisions provided in the Services Agreement.   Panex cannot terminate the Services Agreement until after December 31, 2012 and will be required to give six months termination notice to Coresco.

Pursuant to the terms and conditions of the Services Agreement Coresco will provide the following services to Panex:

1)	corporate office services;
2)	corporate administration services;
3)	corporate CFO services; and
4)	corporate finance services on an as-requested basis.

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The services to be provided and the termination provisions are described in more detail in Schedule 1 of the Services Agreement.  See Exhibit 10.8 - Services Agreement for more details.

Pursuant to the terms and conditions of a management agreement, Panex had retained the services of Reg Gillard for a term of 12 months beginning April 19, 2006, which expired on April 18, 2007.  However, the agreement continued and was reviewed on a monthly basis until Mr Gillard’s resignation on June 1, 2008.  See Exhibit 10.1 - Management Agreement for more details.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this prospectus, the number of shares of common stock owned of record and beneficially by executive officers, directors, and persons who hold 5% or more of the outstanding common stock of Panex.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering (1)
Shares of common stock	Lars Pearl Hofnerstrasse 13 Unterageri, Switzerland 6341	7,750,000	8.82%
Shares of common stock	Carrington International Ltd. Schloss Enzesfeld A-2551 Enzesfeld-Lindabrunn Austria	4,000,000 (2)	4.55%
Shares of common stock	EL & A Ltd. Goldschmiedgasse 9/1/16, A-1010 Vienna Austria	4,000,000 (3)	4.55%
Shares of common stock	Klaus Eckhof 30 Ledgar Road Balcatta, Western Australia, 6021	714,285 (4)	0.81%
Shares of common stock	Ross Doyle 30 Ledgar Road Balcatta, Western Australia, 6021	1,977,553	2.25%
Shares of common stock	All executive officers and directors as a group	2,691,838	3.06%
(1)	The percent of class is based on 87,827,461 shares of common stock issued and outstanding as of May 7, 2012.
(2)	These shares are registered in the name of Carrington International Ltd., which is owned by Dr. Georg H. Schnura.
(3)	These shares are registered in the name of EL & A Ltd., which is owned by Mr Thomas Mueller-Kakrecha.
(4)	These shares are registered in the name of Orca Trading GmbH.

Each person listed above has full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or a group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares power to vote or to direct the voting of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase Panex’s common stock.

Transactions with Related Persons, Promoters and Certain Control Persons

(a)           Transactions with Related Persons

Since the inception of the Company on May 28, 2004, no director, executive officer, security holder, or any immediate family of such director, executive officer, or security holder has had any direct or indirect material interest in any transaction or currently proposed transaction, which the Company was or is to be a participant, that exceeded the lesser of (1) $120,000 or (2) one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, except for the following:

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Consultant Agreements

Klaus Eckhof and Ross Doyle are directors and shareholders of Coresco AG (“Coresco”).  Coresco provides administration, corporate finance, geotechnical technical, accounting and company secretarial services to the Company.  Fees paid or payable to Coresco for the year ended August 31, 2011 were $nil (2010: nil).  Included in professional fees during the three and six months ended February 29, 2012, $91,980 in consulting fees were recognized for services performed by Coresco AG.  The fees are in relation to preliminary work performed for fund raising activities.  See Exhibit 10.8 – Services Agreement for more details.

(b)           Review, approval or ratification of transactions with related persons

Currently Panex does not have any policies and procedures for the review, approval, or ratification of transactions with related persons.

(c)           Promoters and certain control persons

During the past two fiscal years, Klaus Eckhof  and the prior Chief Financial Office, Susmit Shah; and more recently for the past 12 months Ross Doyle, have been the only promoters of Panex’s business, but none of Mr Eckhof, Mr. Shah, nor Mr Doyle has received anything of value from Panex nor is any person entitled to receive anything of value from Panex for services provided as a promoter of the business of Panex.

(d)           Director independence

Panex’s board of directors currently solely consists of Klaus Eckhof.  Pursuant to Item 407(a) of Regulation S-K of the Securities Act, Panex’s board of directors has adopted the definition of “independent director” as set forth in Rule 4200(a)(15) of the NASDAQ Manual.  In summary, an “independent director” means a person other than an executive officer or employee of Panex or any other individual having a relationship which, in the opinion of Panex’s board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director, and includes any director who accepted any compensation from Panex in excess of $200,000 during any period of 12 consecutive months with the three past fiscal years.  Also, the ownership of Panex’s stock will not preclude a director from being independent.

In applying this definition, Panex’s board of directors has determined that Mr Eckhof does not qualify as an “independent director” pursuant to the same Rule.

As of the date of the prospectus, Panex did not maintain a separately designated compensation or nominating committee.

Panex has also adopted this definition for the independence of the members of its audit committee.  Klaus Eckhof is the sole member of Panex’s audit committee.  Panex’s board of directors has determined that Mr Eckhof is not “independent” for purposes of Rule 4200(a)(15) of the NASDAQ Manual, applicable to audit, compensation and nominating committee members, and is not “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Panex pursuant to provisions of the State of Nevada, Panex has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

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Dealer Prospectus Delivery Obligation

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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Part II - Information Not Required In Prospectus

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

SEC Registration Fee	$ 1,000
Legal Fees and Expenses	$ 30,000
Accounting Fees and Expenses	$ 2,500
Auditor Fees and Expenses	$ 7,500
Electronic Filing Fees	$ 2,000
Printing Costs	$ 500
Transfer Agent Fees	$ 2,500

Total	$46,000

All amounts are estimates. Panex is paying all expenses listed above.  None of the above expenses of issuance and distribution will be borne by the selling stockholders.  The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers

As permitted by Nevada law, Panex’s Articles of Incorporation provide that it will indemnify Panex’s directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of Panex, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, Panex’s Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit.  This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director’s liability under federal or applicable state securities laws.

Disclosure of Commission position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Panex pursuant to provisions of the State of Nevada, Panex has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

In the past three fiscal years, Panex has sold the following securities that were not registered under the Securities Act of 1933.

May 2009 - $0.01 Shares For Debt Offering

On May 29, 2009, the board of directors approved the settlement of debt for shares at a settlement price of $0.01 per restricted share.  Panex settled $15,000 in debt in this closing, and on June 19, 2009 issued an aggregate 1,500,000 restricted shares of common stock to two non-US creditors outside the United States.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.  All the restricted shares issued in this offering were issued for investment purposes in a “private transaction”.

For the two non-US creditors outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933.  The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Panex received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

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October 2009 - $0.01 Private Placement Offering

On October 19, 2009, the board of directors authorized the issuance of 4,000,000 restricted shares of common stock at a subscription price of $0.01 per restricted share.  Panex raised $40,000 in cash in this closing, and on October 19, 2009 issued an aggregate 4,000,000 restricted shares of common stock to two non-US subscribers outside the United States.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.  All the restricted shares issued in this offering were issued for investment purposes in a “private transaction”.

For the two non-US subscribers outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Panex received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

October 2009 - $0.01 Shares For Debt Offering

On October 19, 2009, the board of directors approved the settlement of debt for shares at a settlement price of $0.01 per restricted share.  Panex settled $23,500 in debt in this closing, and issued an aggregate 2,350,000 restricted shares of common stock to two non-US creditors outside the United States.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.  All the restricted shares issued in this offering were issued for investment purposes in a “private transaction”.

For the two non-US creditors outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933.  The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Panex received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

January 2010 - $0.01 Shares For Debt Offering

On January 7, 2010, the board of directors approved the settlement of debt for shares at a settlement price of $0.01 per restricted share.   De Beira settled $10,000 in debt in this closing, and on January 7, 2010 issued an aggregate 1,000,000 restricted shares of common stock to one non-US creditor outside the United States.

De Beira set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.  All the restricted shares issued in this offering were issued for investment purposes in a “private transaction”.

For the one non-US creditor outside the United States in this one closing, De Beira relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that De Beira complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933.  The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation.  De Beira received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

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December 2010 - $0.05 Shares For Debt Offering

On December 20, 2010, the board of directors approved the settlement of debt for shares at a settlement price of $0.05 per restricted share.  Panex settled $615,156 in debt in this closing, and issued an aggregate 12,303,123 restricted shares of common stock to seven non-US creditors outside the United States.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.  All the restricted shares issued in this offering were issued for investment purposes in a “private transaction”.

For the seven non-US creditors outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933.  The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Panex received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

February 2012 - $0.02 Shares For Debt Offering

On February 24, 2012, the board of directors approved the settlement of debt for shares at a settlement price of $0.02 per restricted share.  Panex settled $169,551 in debt in this closing, and issued an aggregate 8,477,553 restricted shares of common stock to three non-US creditors outside the United States.  These shares are not part of the offering and are not included in shares being offered by the selling shareholders., and have been issued as restricted shares.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.  All the restricted shares issued in this offering were issued for investment purposes in a “private transaction”.

For the three non-US creditors outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933.  The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Panex received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

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Exhibits

Exhibit Number	Description	Status
3.1	Articles of Incorporation of Panex Resources Inc. filed as an Exhibit to Panex’s Form SB-2 (Registration Statement) filed on December 12, 2005 and incorporated herein by reference.	Filed
3.2	Amended By-Laws of Panex Resources Inc. filed as an Exhibit to Panex’s Form 8-K (Current Report) filed on June 22, 2010 and incorporated herein by reference.	Filed
3.3	Certificate of Amendment of Panex Resources Inc., filed as an Exhibit to Panex’s Form 8-K (Current Report) filed on September 30, 2010 and incorporated herein by reference.	Filed
5.1	Opinion of Conrad C. Lysiak, filed as an Exhibit to Panex’s Form S-1/A – 1st Amendment (Registration Statement) filed on June 3, 2011 and incorporated herein by reference.	Filed
10.1
Management Agreement dated April 19, 2006 between Panex Resources Inc. and Reg Gillard, filed as an Exhibit (Exhibit 10.2) to Panex’s Form 8-K (Current Report) filed on May 10, 2006 and incorporated herein by reference.
Filed
10.8
Services Agreement dated March 14, 2012 between Panex Resources Inc. and Coresco AG, filed as an Exhibit (Exhibit 10.8) to Panex’s Form 8-K (Current Report) filed on April 11, 2012 and incorporated herein by reference.
Filed
14	Financial Code of Ethics filed as an Exhibit to Panex’s Form SB-2 (Registration Statement) filed on December 12, 2005 and incorporated herein by reference.	Filed
23.1	Consent of GHP Horwath, P.C.	Included
23.2	Consent of Conrad C. Lysiak. filed as an Exhibit to Panex’s Form S-1/A – 1st Amendment (Registration Statement) filed on June 3, 2011 and incorporated herein by reference.	Filed
99.1	Form of Subscription Agreement, filed as an Exhibit to Panex’s Form S-1/A – 1st Amendment (Registration Statement) filed on June 3, 2011 and incorporated herein by reference.	Filed

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Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b)
reflect in Panex’s prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease if the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 340A, will be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under that Securities Act may be permitted to Panex’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by Panex of expenses incurred or paid by one of its directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of Panex’s directors, officers or controlling persons in connection with the securities being registered, Panex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against the public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto, duly authorized in Zug, Switzerland on May 11, 2012.

Panex Resources Inc.

By:

    /s/ Klaus Eckhof

Klaus Eckhof
Director, Chief Executive Officer, President, and Principal Executive Officer

Pursuant to the requirements of Securities Act of 1933, this registration statement was signed by the following persons in the capacities and the dates stated:

    /s/ Klaus Eckhof

Klaus Eckhof
Director, Chief Executive Officer, President, and Principal Executive Officer
May 11, 2012

    /s/ Ross Doyle

Ross Doyle
Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer
May 11, 2012

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Exhibit 23.1

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated December 1, 2011 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the financial statements of Panex Resources Inc. (an Exploration Stage Company), and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado
May 11, 2012

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